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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY




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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            MORTON'S HOLDINGS, INC.,

                          MORTON'S ACQUISITION COMPANY

                                       AND

                         MORTON'S RESTAURANT GROUP, INC.




         --------------------------------------------------------------

                           DATED AS OF MARCH 26, 2002

        ---------------------------------------------------------------



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                                            TABLE OF CONTENTS

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                                                                                                               PAGE

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ARTICLE I THE MERGER..............................................................................................2

      1.1.     The Merger.........................................................................................2
      1.2.     Effective Time of the Merger.......................................................................2
      1.3.     Directors and Officers.............................................................................2
      1.4.     Closing............................................................................................3
      1.5.     Additional Actions.................................................................................3

ARTICLE II CONVERSION OF SECURITIES...............................................................................3

      2.1.     Conversion of Capital Stock........................................................................3
      2.2.     Payment of Cash Merger Consideration...............................................................4
      2.3.     Appraisal Rights...................................................................................6
      2.4.     Stock Options......................................................................................7
      2.5.     Further Assurances.................................................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................8

      3.1.     Organization.......................................................................................8
      3.2.     Capitalization....................................................................................10
      3.3.     Authorization; Validity of Agreement; Company Action..............................................12
      3.4.     Consents and Approvals; No Violations.............................................................12
      3.5.     SEC Reports and Financial Statements..............................................................13
      3.6.     No Undisclosed Liabilities........................................................................14
      3.7.     Absence of Certain Changes........................................................................14
      3.8.     Taxes  ...........................................................................................15
      3.9.     Title to Properties; Owned and Leased Real Properties; No Liens...................................18
      3.10.    Intellectual Property.............................................................................19
      3.11.    Agreements, Contracts and Commitments.............................................................21
      3.12.    Litigation........................................................................................23
      3.13.    Environmental Matters.............................................................................23
      3.14.    Employee Benefit Plans............................................................................24
      3.15.    Compliance with Laws..............................................................................25
      3.16.    Permits; Liquor Licenses..........................................................................26
      3.17.    Labor Matters.....................................................................................26
      3.18.    Insurance.........................................................................................27
      3.19.    Suppliers.........................................................................................28
      3.20.    Franchise Matters.................................................................................28
      3.21.    Information in Proxy Statement....................................................................28
      3.22.    Brokers...........................................................................................28
      3.23.    State Takeover Statutes...........................................................................28
      3.24.    Voting Requirements...............................................................................29


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      3.25.    Rights Agreement..................................................................................29
      3.26.    Opinion of Financial Advisor......................................................................29
      3.27.    Cumulative Breach.................................................................................29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY.............................30

      4.1.     Organization......................................................................................30
      4.2.     Capitalization....................................................................................30
      4.3.     Authorization; Validity of Agreement; Necessary Action............................................30
      4.4.     Consents and Approvals; No Violations.............................................................31
      4.5.     Information in Proxy Statement....................................................................31
      4.6.     Equity Commitment.................................................................................32

ARTICLE V COVENANTS..............................................................................................32

      5.1.     Interim Operations of the Company.................................................................32
      5.2.     Confidentiality...................................................................................36
      5.3.     No Solicitation of Other Offers...................................................................36
      5.4.     Access to Information.............................................................................40
      5.5.     Special Meeting...................................................................................40
      5.6.     Proxy Statement...................................................................................41
      5.7.     Reasonable Best Efforts...........................................................................42
      5.8.     Public Disclosure.................................................................................45
      5.9.     Employee Stock Purchase Plan......................................................................45
      5.10.    Other Employee Benefits...........................................................................45
      5.11.    Directors' and Officers' Insurance and Indemnification............................................46
      5.12.    Notification of Certain Matters...................................................................48
      5.13.    Rights Agreement..................................................................................48
      5.14.    Subsequent Filings................................................................................48
      5.15.    Communication to Employees........................................................................49

ARTICLE VI CONDITIONS TO EFFECT THE MERGER.......................................................................49

      6.1.     Conditions to Each Party's Obligation to Effect the Merger........................................49
      6.2.     Conditions to the Buyer's and the Transitory Subsidiary's Obligation to Effect the Merger.........49
      6.3.     Conditions to the Company's Obligation to Effect the Merger.......................................51

ARTICLE VII TERMINATION..........................................................................................52

      7.1.     Termination.......................................................................................52
      7.2.     Effect of Termination.............................................................................54
      7.3.     Fees and Expenses.................................................................................55
      7.4.     Amendment.........................................................................................56
      7.5.     Extension; Waiver.................................................................................56

ARTICLE VIII DEFINITIONS.........................................................................................57

      8.1.     Definitions.......................................................................................57


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ARTICLE IX MISCELLANEOUS.........................................................................................60

      9.1.     Nonsurvival of Representations and Warranties.....................................................60
      9.2.     Notices...........................................................................................60
      9.3.     Entire Agreement..................................................................................61
      9.4.     No Third Party Beneficiaries......................................................................61
      9.5.     Assignment........................................................................................62
      9.6.     Interpretation....................................................................................62
      9.7.     Counterparts......................................................................................62
      9.8.     Severability......................................................................................62
      9.9.     Governing Law.....................................................................................62
      9.10.    Submission to Jurisdiction........................................................................62
      9.11.    Remedies..........................................................................................63
      9.12.    Waiver of Jury Trial..............................................................................63
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ANNEX A: Definition of "Consolidated Adjusted EBITDA"



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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT entered into as of March 26, 2002 (as amended, modified or supplemented from time to time, this "AGREEMENT") by and among Morton's Holdings, Inc., a Delaware corporation (the "BUYER"), Morton's Acquisition Company, a Delaware corporation and a direct wholly-owned subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), and Morton's Restaurant Group, Inc., a Delaware corporation (the "COMPANY"). The Buyer, the Transitory Subsidiary and the Company are individually referred to herein as a "PARTY" and collectively referred to herein as the "PARTIES".

                              PRELIMINARY STATEMENT

                  WHEREAS, the respective Boards of Directors of the Company, the Buyer and the Transitory Subsidiary deem it advisable and in the best interests of their respective corporations and their respective stockholders that the Buyer acquire the Company on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the acquisition of the Company shall be effected through a merger (the "MERGER") of the Transitory Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (as in effect from time to time, the "DGCL"), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer;

                  WHEREAS, a Special Committee of the Board of Directors of the Company, duly authorized and constituted and comprised solely of directors of the Company who are not employees of the Company (the "SPECIAL COMMITTEE"), after receiving the written opinion of Greenhill & Co., LLC, the financial advisor to the Special Committee ("GREENHILL"), at a meeting thereof duly called and held, (i) unanimously determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Company and the stockholders of the Company, and has declared the Merger advisable, (ii) unanimously approved the Merger and this Agreement, and (iii) unanimously recommended to the Board of Directors of the Company to approve and adopt the Merger and this Agreement;

                  WHEREAS, the Board of Directors of the Company, based in part on the unanimous recommendation of the Special Committee and the written opinion of Greenhill, at a meeting thereof duly called and held, (i) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Company and the stockholders of the Company, and has declared the Merger advisable, (ii) approved the Merger and this Agreement and
(iii) resolved to recommend that the stockholders of the Company vote to approve and adopt the Merger and this Agreement in conjunction with their approval of the principal terms of the Merger; and

                  WHEREAS, the respective Boards of Directors of the Buyer (on its own behalf as a Party to this Agreement and as the sole stockholder of the Transitory Subsidiary) and the Transitory Subsidiary have approved and adopted this Agreement in conjunction with their approval of the principal terms of the Merger;

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                  NOW, THEREFORE, in consideration of the foregoing and the
respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company and the Transitory Subsidiary shall consummate the Merger pursuant to which (a) the Transitory Subsidiary shall be merged with and into the Company and the separate corporate existence of the Transitory Subsidiary shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, (c) the Amended and Restated Certificate of Incorporation of the Company shall be amended in its entirety to read as the Certificate of Incorporation of the Transitory Subsidiary, as in effect immediately prior to the Effective Time; PROVIDED that Article I of the Certificate of Incorporation of the Surviving Corporation shall read in its entirety as follows: "The name of the corporation is: Morton's Restaurant Group, Inc.", and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL, and (d) the By-laws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL. The Merger shall have the effects set forth in Section 259(a) of the DGCL.

                  1.2. EFFECTIVE TIME OF THE MERGER. On the terms and subject to the conditions set forth in this Agreement, prior to the Closing (as defined in Section 1.4), the Transitory Subsidiary and the Company shall prepare, execute, and on the Closing Date (as defined in Section 1.4) shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger in such form as is required by the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER"). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Parties and set forth in the Certificate of Merger (the "EFFECTIVE TIME").

                  1.3. DIRECTORS AND OFFICERS. The directors of the Transitory Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until such director's successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until such officer's successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws of the Surviving Corporation.


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                  1.4. CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to
Article VII, and subject to the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VI, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two (2) Business Days (as defined below) following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VI other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable law) of those conditions (the "CLOSING DATE"), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by the Parties. For purposes of this Agreement, the term "BUSINESS DAY" means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

                  1.5. ADDITIONAL ACTIONS. The Surviving Corporation may, at any time after the Effective Time, take any action (including, without limitation, executing and delivering any document in the name and on behalf of the Company) in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  2.1. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of common stock, par value $0.01 per share, of the Company (collectively, the "COMMON STOCK" or the "SHARES" and, individually, a "SHARE") or holders of any shares of common stock, par value $0.01 per share, of the Transitory Subsidiary (collectively, the "TRANSITORY SUBSIDIARY COMMON STOCK"):

                  (a) CAPITAL STOCK OF THE TRANSITORY SUBSIDIARY. Each issued and outstanding share of Transitory Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Transitory Subsidiary Common Stock shall be deemed for all purposes to evidence ownership and to represent the same number of shares of common stock of the Surviving Corporation;

                  (b) CANCELLATION OF TREASURY STOCK AND BUYER-OWNED STOCK. All Shares that are owned by the Company or by any Subsidiary (as defined in Section 3.1(b)) or held in the Company's treasury and any Shares owned by the Buyer, the Transitory Subsidiary or any other subsidiary of the Buyer, immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

                  (c) EXCHANGE OF SHARES. Each issued and outstanding Share (other than (i) Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Appraisal Shares (as


                                      -3-
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defined in Section 2.3(c))) shall be converted into the right to receive $12.60 in cash without interest (the "CASH MERGER CONSIDERATION"), payable to the holder thereof. Such Cash Merger Consideration shall be paid upon surrender of the certificate formerly representing such Share pursuant to Section 2.2. The Shares converted into the right to receive the Cash Merger Consideration are hereinafter referred to collectively as the "CASH MERGER SHARES". All such Cash Merger Shares, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any Cash Merger Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

                  2.2. PAYMENT OF CASH MERGER CONSIDERATION. (a) PAYING AGENT. At or prior to the Effective Time, the Buyer shall (i) designate a bank or trust company located in the United States of America to act as paying agent for the holders of the Cash Merger Shares in connection with the Merger (the "PAYING AGENT") to receive the funds to which holders of the Cash Merger Shares shall become entitled pursuant to Section 2.1(c) and (ii) deposit in trust with the Paying Agent cash in an aggregate amount sufficient to pay the Cash Merger Consideration and to enable the Paying Agent to make payments pursuant to
Section 2.1(c) and this Section 2.2 (such amount being hereinafter referred to as the "PAYMENT FUND"). The Payment Fund shall be invested by the Paying Agent as directed by the Buyer (x) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States of America rated of the highest quality by Moody's Investors Service, Inc., or Standard & Poor's Ratings Group, or certificates of deposit, bank repurchase agreements or bankers' acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, "PERMITTED INVESTMENTS"), or (y) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to the Buyer as and when requested by the Buyer. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.1(c) and this Section 2.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by the Buyer. If the amount of cash in the Payment Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 2.1(c) and this Section 2.2, the Buyer from time to time after the Effective Time shall promptly take all steps necessary to enable and cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

                  (b) EXCHANGE PROCEDURES.

                      (i) Within five (5) Business Days following the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Cash Merger Shares (collectively, the "CERTIFICATES"), whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Cash Merger Consideration, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Merger Consideration.


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                      (ii) Upon surrender of a Certificate for cancellation to
the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, together with any other items specified by the letter of transmittal or otherwise reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 2.1(c) and this Section
2.2. No interest will be paid or will accrue in respect of any cash payable upon the surrender of any Certificate.

                      (iii) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person (as defined in Section 9.6) claiming such Certificate to be lost, stolen or destroyed, the Buyer shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 2.1(c) and this Section 2.2; PROVIDED that the Person to whom any such Cash Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                      (iv) If payment of Cash Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of Cash Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Each of the Paying Agent, the Buyer and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Cash Merger Shares such amounts as may be required to be deducted and withheld therefrom under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE") or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate governmental entity on behalf of such Person.

                      (v) The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of the Cash Merger Consideration for the Cash Merger Shares.

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                  (c) NO FURTHER TRANSFER OR OWNERSHIP RIGHTS IN THE SHARES.
From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Shares and there shall be no further registration of transfers of the Cash Merger Shares on the records of the Company (or the Surviving Corporation) or its transfer agent of Certificates representing Shares, and if any such Certificates are presented to the Company (or the Surviving Corporation) for transfer, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Appraisal Shares. From and after the Effective Time, the holders of Certificates evidencing ownership of Cash Merger Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. All Cash Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares exchanged for Cash Merger Consideration theretofore represented by such Certificates.

                  (d) TERMINATION OF FUND; NO LIABILITY. At any time following the date which is the six (6) month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any and all interest and other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Cash Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; PROVIDED that such holders shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable laws. Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any Person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

                  2.3. APPRAISAL RIGHTS. (a) Notwithstanding anything to the contrary contained in this Agreement but only to the extent required by the DGCL, any Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive the Cash Merger Consideration in accordance with Sections 2.1(c) and 2.2, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to appraisal under Section 262 of the DGCL, then (i) any right of such holder to a judicial appraisal of such Shares shall be extinguished, and (ii) such Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Shares) the Cash Merger Consideration, without interest, in accordance with Sections 2.1(c) and 2.2.

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                  (b) The Company shall give the Buyer (i) prompt notice of any demand for appraisal pursuant to the DGCL received by the Company, withdrawals of such demands and copies of any related documents or instruments received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

                  (c) For purposes of this Agreement, "APPRAISAL SHARES" shall refer to any Shares outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand and who properly demand appraisal of such Shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

                  2.4. STOCK OPTIONS. With respect to any options to purchase Common Stock outstanding on the Closing Date (collectively, the "OPTIONS"), prior to the Effective Time, the Company shall take such action as shall be required to effectuate (i) the cancellation, as of the Effective Time, of all Options (whether or not then exercisable and without regard to the exercise price of such Options) granted under any stock option plan or agreement of the Company or otherwise (collectively, the "STOCK PLANS") and to cause, pursuant to the Stock Plans, all outstanding Options to represent solely the right to receive, in accordance with this Section 2.4, a cash payment in the amount of the Option Consideration (as defined below), if any, with respect to any such Option and to no longer represent the right to receive Common Stock or any other equity securities of the Company, the Buyer, the Surviving Corporation or any other Person or any other consideration, (ii) the termination, as of the Effective Time, of the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of the Company or any affiliate thereof (collectively, with the Stock Plans, the "STOCK INCENTIVE PLANS") and (iii) the amendment, as of the Effective Time, of the provisions of any Company Employee Plan (as defined in Section 3.14(a)) or any Executive Agreement (as defined in Section 3.14(b)) providing for the issuance, transfer or grant of any capital stock or equity of the Company or any such affiliate, or any interest in respect of any capital stock or equity of the Company or any such affiliate, to provide no continuing rights to acquire, hold, transfer or grant any capital stock or equity of the Company or any such affiliate or any interest in the capital stock or equity of the Company or any such affiliate. The forgoing actions shall take effect immediately prior to the Effective Time. Each holder of an Option shall receive from the Company, in respect and in consideration of each Option so cancelled, as soon as practicable following the Effective Time, an amount (net of applicable taxes) equal to the excess, if any, of the Cash Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, without any interest thereon (the "OPTION CONSIDERATION"). As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of such Options a letter describing the treatment of and payments for such Options pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Options. The Company shall take all steps to ensure that neither it nor any of its affiliates is or shall be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than the Buyer or its affiliates, to own any capital stock or equity of the Company or any of the Subsidiaries or to receive any payment in respect thereof, except as expressly contemplated by this Section 2.4. Except as otherwise contemplated herein, any then outstanding stock appreciation rights or

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limited stock appreciation rights, and any other rights or interest in respect of the capital stock or equity of the Company or any affiliate thereof issued by the Company or any affiliate thereof shall be cancelled immediately prior to the Effective Time without any payment therefor.

                  2.5. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct. The Company has delivered to the Buyer a Disclosure Letter, dated the date hereof (the "COMPANY DISCLOSURE LETTER"), receipt of which has been acknowledged in writing thereon by the Buyer, which Company Disclosure Letter is arranged in sections corresponding to the numbered and lettered Sections contained in this Article III (it being understood and agreed that any matter disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated in any other section of the Company Disclosure Letter when the appropriateness of such disclosure and incorporation is readily apparent from the context).

                  3.1. ORGANIZATION. (a) The Company and each of the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company and each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing as a foreign entity in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has, prior to the date of this Agreement, delivered to the Buyer and the Transitory Subsidiary (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) true, complete and correct copies of the Certificate of Incorporation and the By-laws of the Company and the comparable governing documents of each of the Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries. For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any event, change, occurrence, effect, fact, violation, development or circumstance having or resulting in a material adverse effect on (i) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (ii) the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; PROVIDED that the following shall not be taken into account in determining whether there has been or would reasonably be likely to be a "Company Material Adverse Effect" under this Agreement:

                      (i) adverse changes in the stock price of the Company (as quoted on the New York Stock Exchange), in and of themselves, but only so long as any such adverse changes do not reflect any other event, change, occurrence, effect, fact, violation, development or circumstance that has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on (A) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (B) the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, in each case, other than those events, changes, occurrences, effects, facts, developments or circumstances described in any of subclauses (x) through
(z), inclusive, of immediately succeeding clause (ii); and

                      (ii) other than as may relate to or arise from any disruption in the availability of, or public health and safety concerns with respect to ordinary consumption of, the primary foods and/or beverages supplied to or served by the Company or any of the Subsidiaries, the following:

                                    (x) events, changes, occurrences, effects,
                  facts, developments or circumstances generally adversely affecting the economy of a city, state, country or jurisdiction where the Company and the Subsidiaries operate and which do not affect the Company and the Subsidiaries disproportionately;

                                    (y) events, changes, occurrences, effects,
                  facts, developments or circumstances generally adversely affecting the United States securities markets or the fine dining restaurant industry in general and which do not affect the Company and the Subsidiaries disproportionately; and

                                    (z) any failure to meet third party
                  analysts' estimates with respect to the performance or condition of the Company and the Subsidiaries, taken as a whole.

                  (b) Section 3.1(b) of the Company Disclosure Letter sets forth a complete and accurate list of the Subsidiaries and a description of the Company's direct or indirect equity interest(s) therein. As used in this Agreement, the term "SUBSIDIARY" shall mean all corporations or other entities in which the Company owns a majority of the issued and outstanding capital stock or similar interests normally entitled to vote in an election of directors or similar governing body, as applicable. Except for the Company's interest in the Subsidiaries and other than loans, extensions of credit or advances constituting trade receivables arising in the ordinary course of business consistent with past practice, or as set forth in Section 3.1(b) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in, nor is the Company or any of the Subsidiaries subject to any obligation or requirement to provide for or to make any investment (whether equity or debt) to or in, any Person.

                  3.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of (a) 25,000,000 shares of Common Stock, (b) 3,000,000 shares of preferred stock, par value $0.01 per share, and (c) 3,000,000 shares of nonvoting common stock, par value $0.01 per share. As of the close of business on the date hereof, (i) with respect to Common Stock, 4,182,475 shares are issued and outstanding, 2,612,326 shares are issued and held in the treasury of the Company and 1,142,274 shares are reserved for issuance upon exercise of outstanding options granted under the Company's stock option plans or otherwise;
(ii) with respect to preferred stock, no shares are issued and outstanding, or held in the treasury of the Company and 200,000 shares are designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company's stockholder rights plan pursuant to the Amended and Restated Rights Agreement, dated as of March 22, 2001 (as in effect on the date hereof and without giving any effect to any amendments, modifications or supplements after the date hereof, the "RIGHTS AGREEMENT"), by and between the Company and Equiserve Trust Company (formerly known as The First National Bank of Boston), as rights agent thereunder; and (iii) with respect to nonvoting common stock, no shares are issued and outstanding, or held in the treasury of the Company or reserved for issuance. Section 3.2(a) of the Company Disclosure Letter sets forth the exercise price, grant date, expiration date for and number of shares subject to all outstanding Options. All outstanding shares of capital stock or other equity interests, as the case may be, of the Company and each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, in each case granted by the Company or any Subsidiary or, to the Company's Knowledge (as defined below), any other Person, and were issued in compliance with applicable securities laws and regulations. All shares of capital stock of the Company subject to issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to, nor issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and will be issued in compliance with applicable securities laws and regulations. Except for the transactions contemplated by this Agreement, (i) there are no shares of capital stock or other securities (voting or nonvoting) of the Company or any of the Subsidiaries authorized, issued or outstanding,
(ii) there are no outstanding or authorized options (other than the Options described in Section 3.2(a) of the Company Disclosure Letter), warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights ("SARS"), stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise, relating to the issued or unissued capital stock of the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, (iii) there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of the Company or any Subsidiary or to provide funds to make any investment (whether equity or debt) in any Subsidiary or any other entity, and (iv) neither the Company nor any of the Subsidiaries has authorized or outstanding bonds, debentures, notes or other indebtedness or obligations which entitle the holders thereof to vote (or which are convertible into or exercisable or exchangeable for securities which entitle the holders thereof to vote) with the stockholders of the Company or such Subsidiary, as the case may be, on any matter (collectively, "VOTING DEBT"). For purposes of this Agreement, "TO THE COMPANY'S KNOWLEDGE" or any other phrase of similar import shall be deemed to refer to the actual knowledge, after due inquiry, of any of (w) Allen J. Bernstein, (x) Thomas J. Baldwin, (y) John T. Bettin and (z) Agnes Longarzo; PROVIDED that "TO THE COMPANY'S KNOWLEDGE" or any other phrase of similar import shall be deemed to also include matters that come to the actual knowledge, after due inquiry, of any of (x) Allan C. Schreiber and (y) Klaus W. Fritsch, after the date of this Agreement.

                  (b) All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, of record and beneficially, by the Company, directly or indirectly, and all such shares or ownership interests have been duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were issued in violation of, any preemptive rights and all such shares or ownership interests are owned, of record and beneficially, by either the Company or one or more of the Subsidiaries, in each case free and clear of all liens, security interests, charges, claims or encumbrances of any kind or nature. No shares of capital stock of, or ownership interests in, any of the Subsidiaries are reserved for issuance.

                  (c) There are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which the Company or any of the Subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of the Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock or other equity interests of the Company or any of the Subsidiaries under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the "SECURITIES ACT").

                  (d) None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

                  (e) Except as contemplated by the Company Senior Credit Agreement (as defined below), there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of the Subsidiaries other than those imposed by laws of general applicability of their respective jurisdictions of organization. For purposes of this Agreement, the term "COMPANY SENIOR CREDIT AGREEMENT" means the Second Amended and

Restated Revolving Credit and Term Loan Agreement, dated as of June 19, 1995, by and among the Company, Peasant Holding Corp. and Morton's of Chicago, Inc. (collectively as borrowers thereunder), Fleet National Bank, as agent for the lenders thereunder, and Fleet National Bank, in its individual capacity as a lender thereunder, and the other lenders party thereto, as such agreement is in effect on the date hereof and without giving any effect to any amendments, modifications or supplements after the date hereof.

                  3.3. AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION. The Company has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, and, subject to obtaining stockholder approval to the extent (if any) required by the DGCL, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for obtaining the approval of its stockholders as contemplated by Section 5.5, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Buyer and the Transitory Subsidiary, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the applicable provisions of this Agreement will not:

                      (i) subject to the obtaining of the approval of the stockholders of the Company to the extent required by the DGCL, violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of the Company or the comparable governing documents of any of the Subsidiaries;

                      (ii) require any filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to (each, a "GOVERNMENTAL APPROVAL"), any federal, state, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency (each, a "GOVERNMENTAL ENTITY"), except for (1) the filing by the Company of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration or termination of any waiting periods under the HSR Act; (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) the Proxy Statement (as defined in Section 5.6(a)), and (B) such reports under Section 13, 14(f), 15(d) or 16(a) of the Securities and Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this

Agreement; (3) the receipt of Governmental Approvals with respect to Liquor Licenses (as defined in Section 3.16(b)); and (4) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and the Subsidiaries are qualified to do business;

                      (iii) subject to obtaining the third party consents identified in Section 3.4(iii) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any pledges, claims, equities, options (other than the Options described in Section 3.2(a) of the Company Disclosure Letter), liens, charges, mortgages, easements, rights-of-way, call rights, rights of first refusal, "tag"- or "drag"- along rights, encumbrances, security interests or other similar restrictions of any kind or nature whatsoever (collectively, "LIENS") upon any of the properties or assets of the Company or any of the Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to the Company or any of the Subsidiaries, or by which any such Person or any of its properties or assets may be bound; or

                      (iv) violate or conflict with any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of the Subsidiaries or by which any of their properties or assets may be bound;

excluding from preceding clauses (ii), (iii) and (iv) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

                  3.5. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed by it since January 1, 1999 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date hereof, collectively, the "COMPANY SEC DOCUMENTS". The term "Company SEC Documents" shall also include the draft form of the Company's Form 10-K for the fiscal year ended December 30, 2001, to the extent and in the form that such draft form has been provided to the Buyer prior to the date hereof). The Company has, prior to the date of this Agreement, provided the Buyer and the Transitory Subsidiary with (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) true, complete and correct copies of all portions of any Company SEC Documents not publicly available. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the Company SEC Documents (including, without limitation, any financial statements or schedules included therein) and any forms, reports, schedules, statements, registration statements, proxy statements and other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed by the Company with the SEC subsequent to the date hereof (collectively, the "SUBSEQUENT FILINGS") (a) did not, and in the case of Subsequent Filings will not, contain any untrue statement of a material fact or omit, or in the case of Subsequent Filings will not omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied, and in the case of Subsequent Filings will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer or the Transitory Subsidiary in writing relating to the Buyer, the Transitory Subsidiary or any affiliate thereof (other than the Company or any of the Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. Each of the financial statements contained or to be contained in the Company SEC Documents (including, in each case, any related notes and schedules) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) ("GAAP") and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby. The Company has heretofore provided the Buyer with true and correct copies of any filings or any amendments or modifications to any Company SEC Documents (in final form or, if such final form is not available, then in draft form) which have not yet been filed with the SEC but that are required to be filed with the SEC as of the date hereof, in accordance with applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder.

                  3.6. NO UNDISCLOSED LIABILITIES. Except as disclosed on
Section 3.6 of the Company Disclosure Letter or as accrued on the December 30, 2001 balance sheet included in the Company SEC Documents, the Company and its Subsidiaries do not have any claims, liabilities, indebtedness or obligations of any nature (whether known, accrued, absolute, contingent, asserted, liquidated or otherwise) which would be required to be reflected in or reserved against in financial statements prepared in accordance with GAAP, whether due or to become due, except for any claims, liabilities, indebtedness or obligations that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

                  3.7. ABSENCE OF CERTAIN CHANGES. Since December 30, 2001, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and:

                  (a) there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect;

                  (b) there has been no declaration, setting aside or payment of any dividend or other distribution payable in cash, securities or other property with respect to, or split, combination, redemption, reclassification, purchase or other acquisition of, any shares of capital stock (or other equity interests) or other securities of the Company or any of the Subsidiaries, other than those payable by a wholly-owned Subsidiary solely to the Company or to another wholly-owned Subsidiary, or any other change in the capital structure of the Company or any of the Subsidiaries;

                  (c) there has been no change by the Company or any of the Subsidiaries in any accounting practices, policies or procedures or any methods of reporting income, deductions or other items for income tax purposes (except insofar as may have been required by applicable law, GAAP or SEC position);

                  (d) (i) any granting by the Company to any officer or director of the Company or any of the Subsidiaries of any increase in compensation (including, without limitation, wages, salaries, bonuses or any other remuneration), except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (ii) any granting by the Company or any of the Subsidiaries to any such officer or director of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (iii) any entry by the Company or any of the Subsidiaries into any employment, severance or termination agreement with any such officer or director; or

                  (e) neither the Company nor any of the Subsidiaries has taken any action which, if taken subsequent to the execution and delivery of this Agreement and on or prior to the Closing Date, would constitute a breach of the covenants set forth in Section 5.1.

                  3.8. TAXES. (a) TAX RETURNS. Except as set forth in Section 3.8(a) of the Company Disclosure Letter, the Company has timely filed or caused to be timely filed with the appropriate taxing authorities all income Tax Returns and other material Tax Returns (as defined in Section 3.8(d)) that are required to be filed by, or with respect to, the Company and the Subsidiaries on or prior to the Closing Date.

                  (b) PAYMENT OF TAXES. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, all material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and the Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date have been either timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for in the Company SEC Documents in accordance with GAAP. With respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, neither the Company nor any of the Subsidiaries has incurred any material Tax liability outside of the ordinary course of business with respect to the portion of such taxable year or other taxable period ending on and including the Closing Date.

                  (c) OTHER TAX MATTERS. Except as set forth in Section 3.8(c) of the Company Disclosure Letter:

                           (1) (i) Neither the Company nor any of the Subsidiaries is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality, (ii) no such audit is pending, or to the Company's Knowledge, threatened, and (iii) neither the Company nor any of the Subsidiaries has received any written notices from any taxing authority relating to any issue which would have or would be reasonably likely to have a material adverse effect on the Tax liability of the Company or any of the Subsidiaries.

                           (2) Neither the Company nor any of the Subsidiaries
         (i) has entered into an agreement or waiver in effect as of the Closing Date or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of the Subsidiaries, or (ii) is presently contesting the Tax liability of the Company or any of the Subsidiaries before any court, tribunal or agency.

                           (3) Neither the Company nor any of the Subsidiaries has been included in any "consolidated", "unitary" or "combined" Tax Return with any Person (other than the Company or any current Subsidiary) provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                           (4) All material Taxes which the Company and each or any of the Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                           (5) No claim has been made in writing with respect to the 1995 tax year or subsequent tax years or, to the Company's Knowledge, with respect to any tax year prior to the 1995 tax year by any taxing authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.

                           (6) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of the Subsidiaries or any predecessor or affiliate thereof (other than the Buyer and its affiliates) and any other party under which the Buyer, the Transitory Subsidiary, the Company or any of the Subsidiaries could be liable for any Taxes or other claims of any party after the Closing Date.

                           (7) Neither the Company nor any of the Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

                           (8) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of the Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

                           (9) Neither the Company nor any of the Subsidiaries is a party to any agreement that would require (including, without limitation, as a result of the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement) the Company or any of the Subsidiaries or any affiliate thereof to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.

                           (10) The Company and each Subsidiary have delivered to the Buyer and the Transitory Subsidiary (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) true, complete and correct copies of each of the Tax Returns for income Taxes filed on behalf of the Company and each Subsidiary for the 1998 tax year or subsequent tax years.

                           (11) (i) There are no deferred intercompany transactions between the Company and any of the Subsidiaries or between the Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company or any of the Subsidiaries) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (ii) there are no other transactions or facts existing with respect to the Company and/or the Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in the Company and/or the Subsidiaries recognizing income.

                           (12) No indebtedness of the Company or any of the Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

                           (13) The Company and each of the Subsidiaries is in substantial compliance with any and all material requirements with respect to the reporting, withholding, payment of employment Taxes and filing of Tax Returns with respect to tips received by the employees of the Company and the Subsidiaries.

                  (d) DEFINITIONS. For purposes of this Agreement, (i) the term "TAXES" means all taxes, charges, fees, levies or other similar assessments or liabilities (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including, without limitation, duties, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, capital stock, occupation, severance, windfall profits, stamp, license, social security and other taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person and (ii) the term "TAX RETURNS" means all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax returns and other information required to be supplied to a taxing authority in connection with Taxes) for Taxes that are required to be filed by, or with respect to, the Company and the Subsidiaries on or prior to the Closing Date.

                  3.9. TITLE TO PROPERTIES; OWNED AND LEASED REAL PROPERTIES; NO LIENS. (a) The Company and each of the Subsidiaries has good, and in the case of owned real property, marketable fee simple, title to, or, in the case of leased properties and assets, valid leasehold interests in, (A) all of its material tangible properties and assets (real and personal), including, without limitation, all such properties and assets reflected in the Company's consolidated balance sheet as of December 30, 2001 contained in the Company SEC Documents, except as indicated in the notes thereto or as sold or otherwise disposed of in the ordinary course of business after such date, and (B) all the material tangible properties and assets that have been purchased by the Company or any of the Subsidiaries since December 30, 2001, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Liens, except for (1) Liens reflected in the Company's consolidated balance sheet as of December 30, 2001 contained in the Company SEC Documents (including the notes thereto), (2) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of the Subsidiaries in the operation of its respective business, (3) statutory liens or liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or (4) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, all of such Liens referred to in preceding clauses (1) through (4), inclusive, having not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect (such Liens, collectively, "PERMITTED LIENS").

                  (b) Section 3.9(b) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all real property owned in whole or in part by the Company or any Subsidiary (collectively, the "OWNED REAL PROPERTY").

                  (c) Section 3.9(c) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all real property leased, subleased or licensed by the Company or any of the Subsidiaries (as lessor or lessee or under which the Company or any of the Subsidiaries has any liability) (collectively, the "LEASED REAL PROPERTY" and, together with the Owned Real Property, collectively, the "COMPANY REAL PROPERTY"). The Company or one of the Subsidiaries has valid leasehold interests in all Leased Real Property described in Section 3.9(c) of the Company Disclosure Letter (or required to be set forth in Section 3.9(c) of the Company

Disclosure Letter), free and clear of any and all Liens except for Permitted Liens. Except as set forth in Section 3.9(c) of the Company Disclosure Letter, each lease with respect to the premises set forth in Section 3.9(c) of the Company Disclosure Letter (or required to be set forth in Section 3.9(c) of the Company Disclosure Letter) is in full force and effect in accordance with its terms in all material respects; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder in any material respect, and there exists no default or event, occurrence, condition or act (including the Merger and transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition (including, without limitation, the Merger and the other transactions contemplated by this Agreement), would become a default in any material respect under such lease. Except as set forth in
Section 3.9(c) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the Company's Knowledge, all of the covenants to be performed by any other party under any such lease have been fully performed in all material respects. The Company has, prior to the date of this Agreement, provided to the Buyer true, complete and correct copies of each lease or other agreement (including, in each case, any and all amendments, modifications and supplements thereto except for any immaterial amendments, modifications or supplements) with respect to each of the premises set forth in
Section 3.9(c) of the Company Disclosure Letter.

                  (d) All of the buildings, structures and appurtenances situated on the Company Real Property are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company or one of the Subsidiaries has adequate rights of ingress and egress for operation of the business of the Company or such Subsidiary in the ordinary course, except as has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any law, ordinance, regulation, code, permit, license or order, or encroaches on any property owned by others, except as has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. No condemnation, expropriation, eminent domain or similar proceeding is pending or, to the Company's Knowledge, threatened which would preclude or impair the use of any such Company Real Property by the Company or such Subsidiary for the purposes for which it is currently used. None of the Company nor any of the Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other agreement or commitment to sell or otherwise dispose any Company Real Property or any other interest in any Company Real Property.

                  3.10. INTELLECTUAL PROPERTY. (a) Except as set forth in
Section 3.10 of the Company Disclosure Letter, the Company and the Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property (as defined below) used in or necessary to the conduct of the business of the Company and the Subsidiaries, including rights to make, exclude others from using, reproduce, modify, adapt, create derivative works of, translate, distribute (directly or indirectly), transmit, display, perform, license, rent, lease, and, with respect to Intellectual Property owned by the Company, assign and sell such Intellectual Property (collectively, the "COMPANY INTELLECTUAL PROPERTY"), except where the failures to own, license or have rights to use such Company Intellectual Property have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, there is no pending or extant claim, allegation or dispute asserted in writing regarding the right of the Company or any Subsidiary to use the Company Intellectual Property as currently used by the Company or any Subsidiary. For purposes of this Agreement, the term "INTELLECTUAL PROPERTY" means foreign and domestic (i) patents, registered and unregistered trademarks, service marks, brand names, trade dress and trade names, domain names, registered and unregistered copyrights (including, without limitation, software) and designs, (ii) any applications for (and registrations of) such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) trade secrets and other tangible or intangible proprietary or confidential information and material, and (iv) any goodwill associated with any of the foregoing.

                  (b) Section 3.10(b) of the Company Disclosure Letter sets forth a complete and correct list of all Registered Company Intellectual Property (as defined below) or Company Intellectual Property material to the conduct of the business of the Company and the Subsidiaries (excluding off-the-shelf software otherwise available to the general public under shrinkwrap or clickwrap agreements); PROVIDED that the list of such Intellectual Property that is owned by Persons other than the Company or any of the Subsidiaries is complete and correct to the Company's Knowledge with respect to the identity of the owner of such Intellectual Property. For purposes of this Agreement, "REGISTERED COMPANY INTELLECTUAL PROPERTY" means Company Intellectual Property issued, registered, renewed or the subject of a pending application, or the substantive equivalent, without regard to the owner, assignee or registrant thereof. Each item of Registered Company Intellectual Property owned by the Company or any of the Subsidiaries has not been abandoned or cancelled, and remains in full force and effect. There are no actions that must be taken or payments that must be made by the Company or any of the Subsidiaries within ninety (90) days following the Closing Date that, if not taken, would reasonably be likely to have a material adverse effect on any Company Intellectual Property or on the right of the Company or any Subsidiary to use any Company Intellectual Property as and where used by the Company or the Subsidiaries.

                  (c) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to any Company Intellectual Property, except for such breaches and rights to terminate or modify that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect, and excluding for the purposes of this Section 3.10(c) all such agreements between the Company and/or the Subsidiaries. Except as set forth in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has received or has Knowledge of any written notice or claim from any Person challenging the right of the Company or any of the Subsidiaries to use any of the Company Intellectual Property and (ii) to the extent any Intellectual Property is used under license in the business of the Company and/or any of the Subsidiaries, no notice of material default has been sent or received by the Company or any of the Subsidiaries under any such license which remains uncured.

                  (d) Except for those that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) all patents and registrations and applications for registered trademarks, service marks and copyrights that are held by the Company or any of the Subsidiaries are valid, enforceable and subsisting and (ii) the Company and the Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the Company's Knowledge, no other Person (including, without limitation, any employee or former employee of the Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. None of the business or activities conducted by the Company or any of the Subsidiaries infringes, violates or constitutes a misappropriation of any Intellectual Property of any third party, except for infringements, violations or misappropriations that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received any written (and the Company has no Knowledge of any) complaint, claim or notice alleging any such infringement, violation or misappropriation.

                  (e) The Company and/or the Subsidiaries (i) owns the entire right and interest in and to, or is licensed to use, all Company Intellectual Property, free and clear of any Liens (other than Liens with respect to the Company Senior Credit Agreement and related security documents), (ii) is in compliance with each license of Company Intellectual Property, and (iii) except as disclosed in Section 3.10(e) of the Company Disclosure Letter, is the beneficiary of either (x) a representation and warranty as to the absence of infringement and/or (y) an indemnity, limited or full, under each such license for costs and liabilities arising from infringement of third party Intellectual Property rights by the subject matter of such license, except that no representation is made under Sections 3.10(e)(ii) and (iii) with respect to licenses where failure of such representations and warranties have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

                  3.11. AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in Section 3.11 of the Company Disclosure Letter or filed or incorporated by reference as exhibits to the Company SEC Documents on the date of this Agreement, neither the Company nor any of the Subsidiaries is currently a party to or bound by any contracts, agreements, instruments, arrangements, guarantees, licenses, executory commitments or understandings that continue to be binding on the Company or its Subsidiaries (each, a "CONTRACT") of the following nature (collectively, the "COMPANY MATERIAL CONTRACTS"):

                      (i) Contracts with any current or former employee, director or officer of the Company or any of the Subsidiaries;

                      (ii) Contracts that involve the performance of services of an amount, payments or value (as measured by the revenue derived therefrom during the fiscal year ended December 30, 2001) in excess of $250,000 annually, unless terminable by the Company on not more than ninety (90) days notice without material penalty;

                      (iii) Contracts (x) for the sale of assets of the Company or any of the Subsidiaries involving aggregate consideration of $150,000 or more, or (y) for the grant to any

Person of any preferential rights to purchase any material amount of assets of the Company or any of the Subsidiaries;

                      (iv) Contracts for the acquisition, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person or assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

                      (v) Contracts (including, without limitation, loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment);

                      (vi) Loans or advances to (other than advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $12,500 or less to any individual on any date of determination, and $150,000 in the aggregate on any date of determination), or investments in, any Person, other than the Company or a Subsidiary, or any Contracts relating to the making of any such loans, advances or investments or any Contracts involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

                      (vii) Contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement (including, without limitation, any franchising agreement);

                      (viii) Contracts to be performed relating to capital expenditures with a value in excess of $250,000 in any calendar year, or in the aggregate capital expenditures with a value in excess of $1,000,000;

                      (ix) Contracts relating to any Liquor License of any Company Restaurant (as defined in Section 3.16(b));

                      (x) Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock (other than the Company Senior Credit Agreement);

                      (xi) Contracts containing covenants purporting to restrict the Company or any of its affiliates from competing with any Person or which restrict any other Person from competing with the Company or any of its affiliates;

                      (xii) Contracts which are material to the Company or any of the Subsidiaries and which restrict the Company or any of the Subsidiaries from disclosing any information concerning or obtained from any other Person (other than Contracts entered into in the ordinary course of business);

                      (xiii) Contracts that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; or

                      (xiv) Contracts of the type described under Item 601(b)(10) of Regulation S-K under the Securities Act.

Each Company Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary party thereto and, to the Company's Knowledge, each other party thereto. There exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company or any Subsidiary or, to the Company's Knowledge, on the part of any other party to any Company Material Contract that, with the giving of notice or the lapse of time or both, would become a default or event of default under any Company Material Contract, except for such defaults or events of default which have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

                  3.12. LITIGATION. Except as set forth in Section 3.12 of the Company Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company's Knowledge, threatened against or binding on the Company or any of the Subsidiaries, or any of their respective properties or rights, or judgment, order or decree outstanding against or binding on the Company or any of its Subsidiaries, or any of their respective properties or rights, except for actions, suits, proceedings, claims, arbitrations and investigations, and judgments, orders and decrees that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section
3.12 of the Company Disclosure Letter, there are no actions, suits, claims, proceedings or investigations pending or, to the Company's Knowledge, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement, that could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

                  3.13. ENVIRONMENTAL MATTERS. (a) Except as has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of the Subsidiaries have all permits, licenses and approvals required under Environmental Laws (as defined in Section 3.13(b)) to operate and conduct their respective businesses in material compliance with all Environmental Laws (collectively, "ENVIRONMENTAL PERMITS"); (ii) the Company and each of the Subsidiaries have complied in all material respects with all, and are not currently in material violation of any, applicable Environmental Laws and the requirements of all Environmental Permits; (iii) there are no claims, proceedings, investigations or actions by any Governmental Entity or other Person pending, or to the Company's Knowledge threatened, against the Company or the Subsidiaries under any Environmental Law; and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any of the Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any real property currently or formerly owned or operated by the Company or any of the Subsidiaries, that would reasonably be expected to give rise to a material claim, proceeding or action, or to any liability, under any Environmental Law.

                  (b) For purposes of this Agreement, "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any hazardous substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                  3.14. EMPLOYEE BENEFIT PLANS. (a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all employee benefit or fringe benefit plans, programs, and/or arrangements maintained, or contributed to (or required to be contributed to), by the Company and/or any of the Subsidiaries and, with respect to plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all employers (whether or not incorporated) that would be treated together with the Company and/or any Subsidiary as a single employer within the meaning of Section 414 of the Code) (collectively, the "COMPANY EMPLOYEE PLANS"). (i) Each Company Employee Plan is in substantial compliance with all applicable laws including, without limitation, ERISA and the Code) and has been administered and operated in all material respects in accordance with its terms; (ii) neither the Company nor any Subsidiary has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or any plan covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (iii) neither the Company nor any Subsidiary has incurred or expects to incur any material liability (including, without limitation, additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Company Employee Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or
Section 4980B of the Code ("COBRA"); (iv) no Company Employee Plan or Executive Agreement provides for post-employment or retiree health, life insurance or other welfare benefits (except to the extent required by COBRA); (v) neither the Company nor any Subsidiary has any unfunded liabilities pursuant to any Company Employee Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code; (vi) each Company Employee Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has as currently in effect been determined to be so qualified by the Internal Revenue Service (or has submitted within the remedial amendment period, or is within the remedial amendment period for submitting, an application to the Internal Revenue Service for such a determination) and since the date of each such determination (or submission, if applicable), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of such determination (or the refusal of the Internal Revenue Service to issue such a favorable determination); (vii) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Company's Knowledge, threatened, with respect to any Company Employee Plan (other than routine claims for benefits payable in the ordinary course) which could result in a material liability of the Company or any Subsidiary thereof; (viii) neither the Company nor any Subsidiary, nor any of their respective directors, officers or employees, nor, to the Company's Knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Company Employee Plan that could reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; and (ix) except as required to maintain the tax qualified status of any Company Employee Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Employee Plan.

                  (b) Neither the Company nor any Subsidiary is a party to any oral or written (i) agreement with any executive officer or employee of the Company (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or employee; or (ii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (such agreements and plans referred to in clause (i) or (ii), collectively, the "EXECUTIVE AGREEMENTS"). For purposes of this Section 3.14, the term "EXECUTIVE OFFICER" shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

                  (c) The Company has provided to the Buyer and the Transitory Subsidiary (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) true, complete and correct copies of each Company Employee Plan and each Executive Agreement, together with all amendments thereto, and, to the extent applicable, (i) all current summary plan descriptions; (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three (3) plan years; and (iii) the most recent Internal Revenue Service determination letter.

                  3.15. COMPLIANCE WITH LAWS. The Company and each of the Subsidiaries have complied with, are not in violation of, and have not received any notice alleging any such violation with respect to, any applicable provisions of any federal, state, local or foreign statute, order, judgment, decree, law, rule, regulation or ordinance (including, without limitation, as the same relates to food preparation and handling) applicable to the conduct of their businesses or the ownership or operation of their properties or assets, except for such failures to comply and violations which have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending or, to the Company's Knowledge, threatened, nor, to the Company's Knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

                  3.16. PERMITS; LIQUOR LICENSES. (a) The Company and each of the Subsidiaries have complied with and are in compliance with all permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from Governmental Entities necessary for the ownership of their assets and lawful conduct of their businesses as now conducted, including those relating to, among others, food preparation and handling, alcoholic beverage control, public health and safety, zoning and fire codes (collectively, the "COMPANY PERMITS"), and there has not occurred any default under any such Company Permit, except to the extent that any failure to hold Company Permits and any such defaults have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list of all liquor licenses (including, without limitation, beer and wine licenses) held or used by the Company or any of the Subsidiaries (collectively, the "LIQUOR LICENSES") in connection with the operation of each restaurant owned or operated by the Company or any of the Subsidiaries (each, a "COMPANY RESTAURANT"), along with the address of each such Company Restaurant and the expiration date of each such Liquor License. To the extent required by applicable law, rule, regulation or ordinance, each Company Restaurant currently in operation possesses a Liquor License. The Company has no reason to believe that it will not be able to obtain Liquor Licenses for restaurants currently being brought into operation identified in Section 3.16(b) of the Company Disclosure Letter. Each of the Liquor Licenses has been validly issued and is in full force and effect and is adequate for the current conduct of the operations at the Company Restaurant for which it is issued. Neither the Company nor any of the Subsidiaries has received any written notice of any pending or, to the Company's Knowledge, threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto that would reasonably be expected to have any material adverse impact on any Company Restaurant, the ability to maintain or renew any Liquor License or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages. Since January 31, 1999, there have been no such proceedings relating to any of the Liquor Licenses. There are no pending disciplinary actions or past disciplinary actions that would reasonably be expected to have any material adverse impact on any Company Restaurant, the ability to maintain or renew any Liquor License or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages.

                  3.17. LABOR MATTERS. Neither the Company nor any of the Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company's Knowledge, there is no material pending or threatened labor strike, or dispute, walkout, work stoppage, slow-down, lockout or organizational effort involving employees of the Company or any of the Subsidiaries. There is no unfair labor practice charge or complaint against the Company or any of the Subsidiaries, either pending or, to the Company's Knowledge, threatened that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. ss.151 ET SEQ.) exists or, to the Company's Knowledge, is threatened with respect to the Company's or any of the Subsidiaries' operations; neither the Company nor any of the Subsidiaries has any Equal Employment Opportunity Commission charges or other claim of employment discrimination pending or, to the Company's Knowledge, currently threatened against them that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; no wage and hour department investigation has been made of the Company or any of the Subsidiaries that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; there are no occupational health and safety claims against the Company or any of the Subsidiaries that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; neither the Company nor any of the Subsidiaries has effectuated (i) a "PLANT CLOSING" (as defined in the Worker Adjustment and Retraining Notification Act (as amended, the "WARN ACT")) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Subsidiary; or (ii) a "MASS LAYOFF" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary; nor has the Company been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an "EMPLOYMENT LOSS" (as defined in the WARN Act) since ninety (90) days prior to the date hereof; the Company and the Subsidiaries are in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder, the failure of which has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, Company Material Adverse Effect.

                  3.18. INSURANCE. Section 3.18 of the Company Disclosure Letter sets forth the material insurance coverages maintained by the Company and the Subsidiaries. The Company has provided to the Buyer and the Transitory Subsidiary (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) copies of all insurance policies which are owned by the Company or the Subsidiaries or which name the Company or any of the Subsidiaries as an insured, additional insured or loss payee (including, without limitation, those pertaining to the Company's or any of the Subsidiaries' assets, employees or operations) (collectively, the "INSURANCE POLICIES"). (i) Each of the Insurance Policies is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full and cover against the risks of the nature normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities, (ii) none of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement, (iii) each of the Company and the Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (iv) no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such Insurance Policy and (v) all material claims under the Insurance Policies have been filed in a timely fashion.

                  3.19. SUPPLIERS. No supplier of the Company or any of the Subsidiaries whose failure to continue to be a supplier of the Company or its Subsidiaries and would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect has indicated to the Company or any of the Subsidiaries that it will stop, or materially decrease the rate of, supplying products or services to the Company or any of the Subsidiaries.

                  3.20. FRANCHISE MATTERS. Except as set forth in Section 3.20 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has granted to any Person any development, franchise or license rights to operate restaurants.

                  3.21. INFORMATION IN PROXY STATEMENT. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and any other applicable laws. If at any time prior to the date of the Special Meeting (as defined in Section 5.5) any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Buyer and its outside counsel. The information contained in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Merger, when filed with the SEC and, in case of the Proxy Statement, when mailed to the stockholders of the Company and at the time of the Special Meeting (except for information supplied by the Buyer or the Transitory Subsidiary in writing relating to the Buyer or the Transitory Subsidiary or any affiliate thereof (other than the Company or any of the Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference therein, as to which no representation by the Company is made), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer or the Transitory Subsidiary in writing relating to the Buyer or the Transitory Subsidiary or any affiliate thereof (other than the Company or any of the Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement.

                  3.22. BROKERS. Except for the fees and expenses of Greenhill (whose fees and expenses shall be paid by the Company in accordance with the Company's agreement with such firm, a true, complete and correct copy of which has been previously delivered to the Buyer by the Company), no agent, broker, Person or firm acting on behalf of the Company, the Special Committee or the Board of Directors of the Company is or will be entitled to any advisory commission or broker's or finder's fee from any of the Parties (or their respective affiliates) in connection with this Agreement or any of the transactions contemplated hereby.

                  3.23. STATE TAKEOVER STATUTES. The Special Committee and the Board of Directors of the Company have approved the Merger and this Agreement, and such approval is sufficient to render the restrictions contained in Section 203 of the DGCL inapplicable to the Merger and this Agreement (including all of the other transactions contemplated hereby). Except for Section 203 of the DGCL (which has been rendered inapplicable), no other "fair price", "moratorium", "control share acquisition", "business combination" or other state takeover statute or similar statute, rule or regulation is applicable or purports to be applicable to the Merger, this Agreement or any of the other transactions contemplated hereby.

                  3.24. VOTING REQUIREMENTS. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock (voting as one class, with each share of Common Stock having one (1) vote) entitled to be cast in adopting this Agreement is the only vote of the holders of any class or series of the Company's capital stock or other securities of the Company necessary under applicable law or stock exchange (or similar self-regulatory organization) regulations to adopt this Agreement and approve the transactions contemplated by this Agreement and for consummation by the Company of the transactions contemplated by this Agreement.

                  3.25. RIGHTS AGREEMENT. The Company and the Board of Directors of the Company have taken all necessary action to amend the Rights Agreement (without redeeming the Rights identified therein), and shall maintain in effect all necessary action (i) to render the Rights Agreement inapplicable with respect to the Merger, this Agreement and the other transactions contemplated hereby and (ii) to ensure that (x) neither the Buyer nor the Transitory Subsidiary nor any of their "AFFILIATES" (as such term is defined in the Rights Agreement) or "ASSOCIATES" (as such term is defined in the Rights Agreement) is considered to be an "ACQUIRING PERSON" (as such term is defined in the Rights Agreement) and (y) the provisions of the Rights Agreement, including the occurrence of a "DISTRIBUTION DATE" (as such term is defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby. The Company has delivered to the Buyer a true, complete and correct copy of the Rights Agreement, as amended, and the Rights Agreement has not been further modified or amended.

                  3.26. OPINION OF FINANCIAL ADVISOR. The Special Committee and the Board of Directors of the Company have received the written opinion of Greenhill, dated March 26, 2002, a true, complete and correct signed copy of which shall be delivered to the Buyer promptly after receipt of a written copy thereof by the Company, to the effect that, as of the date of such written opinion and on the basis of and subject to the assumptions set forth therein, the Cash Merger Consideration to be received in the Merger by the holders of Shares, other than the Buyer and the Transitory Subsidiary, is fair to such holders from a financial point of view, and such opinion has not been withdrawn or modified as of the date of this Agreement. The Company has been authorized by Greenhill to permit the inclusion of such fairness opinion in the Proxy Statement.

                  3.27. CUMULATIVE BREACH. The breaches, if any, of the representations and warranties made by the Company in this Agreement that would occur if all references in such representations and warranties to phrases concerning materiality, including references to the qualification "Company Material Adverse Effect" were deleted, in the aggregate, have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                   OF THE BUYER AND THE TRANSITORY SUBSIDIARY

                  Each of the Buyer and the Transitory Subsidiary hereby represents and warrants to the Company that the statements contained in this
Article IV are true and correct.

                  4.1. ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of the Buyer and the Transitory Subsidiary is duly qualified or licensed to do business, and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either the Buyer or the Transitory Subsidiary or materially impair the ability of either the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby.

                  4.2. CAPITALIZATION. The authorized capital stock of the Transitory Subsidiary consists of 1,000 shares of Transitory Subsidiary Common Stock, all of which are outstanding, owned by the Buyer and are duly authorized, validly issued and outstanding and fully paid and nonassessable. As of the date of this Agreement, all of the outstanding capital stock of the Buyer and the Transitory Subsidiary is owned directly or indirectly by Castle Harlan Partners III, L.P., a Delaware limited partnership.

                  4.3. AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of the Buyer and the Transitory Subsidiary has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and the Transitory Subsidiary of this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of the Buyer and the Transitory Subsidiary, by the stockholders of the Buyer and by the Buyer as the sole stockholder of the Transitory Subsidiary, and no other corporate action on the part of the Buyer or the Transitory Subsidiary is necessary to authorize the execution, delivery and performance by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of the Buyer and the Transitory Subsidiary enforceable against each of them in accordance with its terms.

                  4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary does not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement and the compliance by the Buyer and the Transitory Subsidiary with the applicable provisions of this Agreement will not:

                      (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of the Buyer or the Transitory Subsidiary;

                      (ii) require any filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity, except for (1) the filing by the Buyer of a premerger notification and report form under the HSR Act and the expiration or termination of any waiting periods under the HSR Act; (2) the filing with the SEC of (A) the Proxy Statement, and
(B) such reports under Section 13, 14(f), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the receipt of Governmental Approvals with respect to Liquor Licenses; and (4) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Buyer and the Transitory Subsidiary are qualified to do business;

                      (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of the Buyer or the Transitory Subsidiary under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to the Buyer or the Transitory Subsidiary, or by which any such Person or any of its properties or assets may be bound; or

                      (iv) violate or conflict with any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or by which any of their properties or assets may be bound;

excluding from preceding clauses (ii), (iii) and (iv) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either the Buyer or the Transitory Subsidiary and would not materially impair the ability of either the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby.

                  4.5. INFORMATION IN PROXY STATEMENT. None of the information supplied or to be supplied by the Buyer and the Transitory Subsidiary in writing relating to the Buyer, the Transitory Subsidiary or any affiliate thereof (other than the Company or any of the Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the

SEC by the Company in connection with the Merger, when supplied to the Company, when filed with the SEC and, in case of the Proxy Statement, when mailed to the stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Buyer and the Transitory Subsidiary make no representation or warranty with respect to any information supplied by the Company in writing relating to the Company or any affiliate thereof (other than the Buyer or the Transitory Subsidiary) expressly for inclusion or incorporation by reference in the Proxy Statement.

                  4.6. EQUITY COMMITMENT. On or prior to the date of this Agreement, the Buyer has provided to the Company a true, complete and correct copy of a letter from the Buyer's equity investor, pursuant to which the Buyer's equity investor has agreed to subscribe for equity in the Buyer as described and subject to the conditions and limitations therein (the "EQUITY COMMITMENT LETTER") sufficient to provide to the Buyer the funds necessary to consummate the transactions contemplated by this Agreement assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2. Such letter is in full force and effect. Neither the Buyer, the Transitory Subsidiary, nor any of their affiliates, will terminate or amend in any respect the Equity Commitment Letter in a manner which would adversely affect the probability that the CHP Equity Financing (as defined therein) will be funded, or the timing thereof, without the prior written consent of the Company. The Buyer will use its reasonable best efforts to cause the conditions to funding set forth in such letter to be fulfilled on a timely basis and to obtain such funding to permit the Closing to occur hereunder. Subject to the satisfaction of the conditions to funding under the Equity Commitment Letter and the conditions set forth in Article VI, the Buyer will draw the funds available to it pursuant to the terms of the Equity Commitment Letter on the Closing Date.

                                    ARTICLE V

                                    COVENANTS

                  5.1. INTERIM OPERATIONS OF THE COMPANY. Except as expressly provided herein or as consented to in writing by the Buyer or the Transitory Subsidiary, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve its business organization, assets and properties, keep available the services of its officers and key employees and maintain and preserve its advantageous business relationships with suppliers, landlords and others having material business dealings with it. Without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer or the Transitory Subsidiary:

                  (a) except as contemplated by Section 1.1, amend its Certificate of

Incorporation or By-laws or comparable governing documents;

                  (b) sell, transfer or pledge or agree to sell, transfer or pledge any shares of capital stock or other equity interests owned by it in any other Person;

                  (c) declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of the Company or any of the Subsidiaries (other than the making of a dividend or other distribution by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to the Company);

                  (d) except as contemplated by Sections 1.1 and 2.1, issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock of any class of the Company or Voting Debt or other securities, or make any other change in its capital structure, except for the possible issuance by the Company of shares of Common Stock pursuant to the terms of any Options outstanding on the date hereof;

                  (e) acquire, make (or commit to make) any investment in, or make capital contribution to, any Person other than in the ordinary course of business consistent with past practice, other than transactions between a wholly-owned Subsidiary and the Company or between wholly-owned Subsidiaries;

                  (f) make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts) to be performed relating to, capital expenditures with a value in excess of $100,000 in any calendar year, or in the aggregate capital expenditures with a value in excess of $250,000; PROVIDED that, other than as expressly set forth in Section 5.1 of the Company Disclosure Letter, in no event shall the Company or any of the Subsidiaries make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts) to be performed relating to, capital expenditures with respect to any new restaurants or maintenance of existing restaurants;

                  (g) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

                  (h) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Permitted Lien) or otherwise encumber any material assets other than with respect to (i) transactions between a wholly-owned Subsidiary and the Company or between wholly-owned Subsidiaries, (ii) dispositions of excess or obsolete assets in the ordinary course of business consistent with past practice and (iii) leases, licenses or sales in the ordinary course of business consistent with past practice;

                  (i) except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on the date of the most recent audited financial statements included in the Company SEC Documents or required by applicable law or contemplated by Section 2.4, increase the compensation or fringe benefits of any of its directors, officers or employees, except for immaterial increases to employees who are not officers of the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans, or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of the Subsidiaries, or establish, adopt, enter into or amend, modify, supplement, replace or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any directors, officers or employees (it being understood and agreed that in no event shall the Company or any of the Subsidiaries amend, modify, supplement, replace or terminate the policy in effect on the date hereof and previously disclosed to the Buyer with respect to suspension of any increases in the compensation or other remuneration of officers and other employees of the Company and the Subsidiaries);

                  (j) enter into or amend, modify, supplement or replace any employment, consulting, severance or similar agreement (including any change of control agreement) with any Person, except with respect to new hires of non-officer employees in the ordinary course of business;

                  (k) except as may be required by applicable law, GAAP or SEC position, make any change in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes;

                  (l) except as contemplated by Sections 1.1 and 2.1, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than as may exclusively involve one or more wholly-owned Subsidiaries but only so long as the same shall not have and would not reasonably be likely to have (x) a material adverse effect on the Tax liability of the Company and the Subsidiaries or (y) a material adverse effect on the operations of the Company and the Subsidiaries) or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 5.3;

                  (m) except as contemplated by Section 5.7(a)(i), (i) incur, assume, modify or prepay any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities, or guarantee, endorse or otherwise become liable or responsible for the obligations or indebtedness of another Person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary, or enter into any capital lease, or (ii) make any loans, extensions of credit or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary, except, (A) in the case of preceding clause (i), for (x) borrowings under the Company Senior Credit Agreement in the ordinary course of business consistent with past practice and (y) the making of scheduled amortization payments to the extent required by the Company Senior Credit Agreement and ordinary course repayments of borrowings under the working capital facility of the Company Senior Credit Agreement, (B) in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and (C) in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $12,500 or less to any individual on any date of determination and $150,000 in the aggregate on any date of determination;

                  (n) except as permitted by Section 2.4, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

                  (o) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (1) liabilities reflected or reserved against in the December 30, 2001 balance sheet included in the Company SEC Documents or (2) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice and (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $250,000.

                  (p) other than as disclosed in Company SEC Documents filed prior to the date hereof, plan, announce, implement or effect any material reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or the Subsidiaries; PROVIDED that routine employee terminations in the ordinary course of business shall not be considered subject to this subclause;

                  (q) take any action or non-action (including, without limitation, the adoption of any shareholder-rights plan or amendments to its Certificate of Incorporation or By-laws (or comparable governing documents)) which would, directly or indirectly, restrict or impair the ability of the Buyer to vote or otherwise to exercise the rights and receive the benefits of a stockholder with respect to securities of the Company that may be acquired or controlled by the Buyer or the Transitory Subsidiary, or any action which would permit any Person to acquire securities of the Company on a basis not available to the Buyer or the Transitory Subsidiary;

                  (r) take any action or non-action which (x) constitutes a violation of any Liquor License, which violation would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more Liquor Licenses or otherwise have or would reasonably be likely to have a material adverse impact on any Company Restaurant or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages or (y) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Buyer to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Liquor Licenses in effect at all times following the Merger on the same terms as in effect on the date of this Agreement;

                  (s) enter into any new material line of business or enter into any agreement that restrains, limit or impedes the Company's or any Subsidiary's ability to compete with or conduct any business or line of business;

                  (t) (i) file or cause to be filed any materially amended Tax Returns or claims for refund; (ii) make or rescind any material tax election or otherwise fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (1) would not or may not materially increase the Buyer's, the Company's, or any Subsidiary's liability for Taxes for any period or (2) is required by law; (iii) incur any material liability for Taxes other than in the ordinary course of business; or (iv) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of the Subsidiaries for any period;

                  (u) fail to maintain with current or other financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

                  (v) authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions.

                  5.2. CONFIDENTIALITY. The Parties acknowledge that Castle Harlan, Inc. and the Company have previously executed a confidentiality agreement, dated as of August 23, 2001 (as in effect from time to time, the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or pursuant hereto.

                  5.3. NO SOLICITATION OF OTHER OFFERS. (a) Each of the Company and the Subsidiaries shall, and shall use reasonable best efforts to cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents to, immediately cease any discussions or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. Each of the Company and the Subsidiaries shall not take, and shall cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below, in accordance with the terms and under the circumstances contemplated below in this Section 5.3(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Buyer or the Transitory Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives; PROVIDED that so long as there has been no breach of this Section 5.3(a), prior to the Special Meeting the Company, in response to an unsolicited Acquisition Proposal and otherwise in compliance with its obligations under Section 5.3(c), may (x) request clarifications from, or furnish information to, (but not enter into discussions with) any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; PROVIDED that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined in Section 5.3(b)), and (C) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law or (y) participate in discussions with, request clarifications from, or furnish information to, any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; PROVIDED that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel

(which may be its current outside legal counsel), advice from Greenhill or another independent nationally recognized investment bank and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel) and advice from Greenhill or another independent nationally recognized investment bank, that such Acquisition Proposal is a Superior Proposal and (C) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, the Buyer, the Transitory Subsidiary and the Company agree that any violation of the restrictions set forth in this Section 5.3(a) by any affiliate, officer, director, employee, representative, consultant, investment banker, attorney, accountant or other agent of the Company or any of the Subsidiaries or their respective affiliates (other than any such Person who is an affiliate or employee of the Buyer or of any of its affiliates), whether or not such Person is purporting to act on behalf of the Company or any of the Subsidiaries or their respective affiliates, shall constitute a breach by the Company of this Section 5.3(a). The Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by the Company or any of the Subsidiaries or their respective affiliates or representatives, including, without limitation, where necessary, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                  (b) Neither the Board of Directors of the Company nor any committee thereof (including, without limitation, the Special Committee) shall
(i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to such Acquisition Proposal, or (iv) resolve to do any of the foregoing; PROVIDED that the Board of Directors of the Company, based on the recommendation of the Special Committee, may take such actions prior to the Special Meeting if (w) the Company has complied with its obligations under this Section 5.3, (x) the Acquisition Proposal is a Superior Proposal, (y) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law, all the conditions to the Company's right to terminate this Agreement in accordance with Section 7.1(f) have been satisfied (including the expiration of the five (5) Business Day period described therein and the payment of all amounts required pursuant to
Section 7.3) and (z) simultaneously or substantially simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with Section 7.1(f).

                  For purposes of this Agreement, the term "ACQUISITION PROPOSAL" means (i) any inquiry, proposal or offer (including, without limitation, any proposal to stockholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of fifteen percent (15%) or more of the consolidated assets of the Company and the Subsidiaries or fifteen percent (15%) or more of any class of equity securities of the Company or any of the Subsidiaries in a single transaction or a series of related transactions, (ii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of the Subsidiaries or the filing with the SEC of a registration statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries, (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to materially dilute the benefits to the Buyer of the transactions contemplated hereby or (v) any public announcement by or on behalf of the Company, any of the Subsidiaries or any of their respective affiliates (or any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  For purposes of this Agreement, the term "SUPERIOR PROPOSAL" means a bona fide written offer which is binding on the offeror and not solicited by or on behalf of the Company, any of the Subsidiaries or any of their respective affiliates (or any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents) made by a third party to acquire, directly or indirectly, all of the Shares pursuant to a tender offer followed by a merger, a merger or a purchase of all or substantially all of the assets of the Company and the Subsidiaries (i) on terms which the Board of Directors of the Company reasonably determines in good faith, after receiving the advice of Greenhill or another independent nationally recognized investment bank and based on the good faith determination of the Special Committee (after receiving the advice of Greenhill or another independent nationally recognized investment bank), to be more favorable from a financial point of view to the Company and its stockholders (in their capacity as such) than the transactions contemplated hereby (to the extent the transactions contemplated hereby are proposed to be modified by the Buyer in accordance with Section 7.1(f)), (ii) which is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company and the Special Committee in good faith deems relevant, including, without limitation, all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the Person making such proposal) and (iii) which is not conditioned on any financing, the obtaining of which in the reasonable good faith determination of the Board of Directors of the Company based on the recommendation of the Special Committee is less likely to be obtained than the effectiveness of the Fifteenth Amendment to Company Senior Credit Agreement (as defined in Section 6.2(g)).

                  (c) In addition to the obligations of the Company set forth in paragraph (a), on the date of receipt or occurrence thereof, the Company shall advise the Buyer of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, within one (1) calendar day of the receipt thereof, promptly provide to the Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company shall keep the Buyer fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep the

Buyer fully informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to the Buyer within one (1) calendar day of receipt thereof all written materials received by the Company with respect thereto. The Company shall promptly provide to the Buyer any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal, which was not previously provided to the Buyer.

                  (d) The Company shall promptly request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

                  5.4. ACCESS TO INFORMATION. The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, consultants, financing sources, counsel and other agents and representatives reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments, personnel and records and accountants of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause each of the Subsidiaries to) furnish to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it or any of the Subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning business, properties, assets and personnel of the Company and the Subsidiaries as the Buyer may reasonably request. The Buyer, the Transitory Subsidiary and their affiliates and representatives will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

                  5.5. SPECIAL MEETING. As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING"), which meeting shall be held as promptly as practicable following the preparation of the Proxy Statement, for the purpose of considering and taking action upon the approval of this Agreement and the Merger, and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. Subject to Section 5.3(b), the Company shall use its reasonable best efforts to solicit and obtain from its stockholders proxies, and shall take all other action necessary and advisable to secure the vote of stockholders required by applicable law and by the Certificate of Incorporation of the Company or the By-laws of the Company to obtain their adoption of this Agreement and approval of the Merger, and the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting, and the Company agrees that it shall include in the Proxy Statement such recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement and approve the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 5.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company, any of the Subsidiaries or any of their respective affiliates (or any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents) of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Buyer will cause all Shares owned by the Buyer and its subsidiaries (including the Transitory Subsidiary), if any, to be voted in favor of the Merger.

                  5.6. PROXY STATEMENT. As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

                  (a) prepare and, after consultation with and review by the Buyer, file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by the Buyer, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause a definitive proxy statement (the "PROXY STATEMENT") to be mailed to its stockholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; PROVIDED that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by the Buyer and (ii) to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

                  (b) promptly notify the Buyer of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or the definitive Proxy Statement or for additional information, and will promptly supply the Buyer with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary proxy statement, the definitive Proxy Statement or the Merger;

                  (c) promptly inform the Buyer if at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation of and in consultation with the Buyer, will, upon learning of such event, promptly prepare and mail such amendment or supplement; and

                  (d) it is expressly understood and agreed that (i) the Buyer, the Transitory Subsidiary and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement (including the preliminary proxy and any and all amendments or supplements thereto), (ii) the Company shall give the Buyer and its outside counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give the Buyer and its outside counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and each of the Company and the Buyer agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC,
(iii) to the extent practicable, the Company and its outside counsel shall (and the Company shall cause the Special Committee and its outside counsel to) permit the Buyer and its outside counsel to participate in all communications with the SEC and its staff (including, without limitation, all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated thereby (PROVIDED that in the event that such participation by the Buyer is not practicable, the Company shall promptly inform the Buyer and its counsel of the content of all such communications and the participants involved therein), and (iv) the Company will not file with, or send to, the SEC the Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto and any and all responses to requests for additional information and replies to comments relating thereto) or mail any Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto) or use any proxy material in connection with the Special Meeting, in each case without the Buyer's prior approval (not to be unreasonably withheld).

                  5.7. REASONABLE BEST EFFORTS. Subject to the terms and conditions provided herein, each of the Company, the Buyer and the Transitory Subsidiary shall, and the Company shall cause each of the Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement (including, without limitation, the satisfaction of the respective conditions set forth in
Article VI), and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, the Buyer and the Transitory Subsidiary shall, and the Company shall cause each of the Subsidiaries to, cooperate and use their reasonable best efforts to promptly:

                  (a) make any and all filings, recordations, declarations or registrations with, obtain any and all actions or non-actions, licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an action or proceeding by, any and all Governmental Entities (including, without limitation, all filings under the HSR Act) and parties to contracts with the Company and the Subsidiaries, in each case prior to the Closing Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement; it being understood and agreed that:

                      (i) the Company and the Subsidiaries shall use their reasonable best efforts to cooperate with the Buyer in any manner reasonably requested by the Buyer in connection with obtaining at or prior to the Closing of approvals, consents or waivers (collectively, the "REQUIRED CONSENTS") under each of the Contracts identified in Section 5.7(a)(i) of the Company Disclosure Letter (collectively, the "IDENTIFIED CONTRACTS") with respect to the Merger (including the change of control resulting therefrom) and the other transactions contemplated by this Agreement (no such Required Consent to be conditioned on any increase in the amount payable under the applicable Identified Contract or any reduction in the term thereof or any other material changes in the provisions thereof, except as may be required by the express terms of the applicable Identified Contract, and such Required Consent shall otherwise be on terms and conditions reasonably satisfactory to the Buyer); in connection with the foregoing, neither the Company nor any of the Subsidiaries shall, without the prior written consent of the Buyer, make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Consent (except as may be required by the express terms of the respective Identified Contracts); PROVIDED that, notwithstanding anything to the contrary set forth in Section 5.1, with the prior written consent of the Buyer (not to be unreasonably withheld or delayed; it being understood and agreed that any objection to a refinancing raised by any lender under the Company Senior Credit Agreement shall be a reasonable basis for withholding or delaying consent), the Company shall be permitted to enter into one or more Contracts (collectively, the "REPLACEMENT CONTRACTS") to refinance any Identified Contract on terms not materially less favorable (after taking into account any and all fees and expenses incurred in connection with such refinancing) to the Company (or the applicable Subsidiary) or the Surviving Corporation than the terms of such Identified Contract, whereupon the respective Replacement Contract shall be deemed to be disclosed on
Section 5.7(a)(i) of the Company Disclosure Letter and to constitute an Identified Contract for purposes of this Section 5.7(a)(i) (it being understood and agreed that fees paid to refinance any Identified Contract as contemplated above shall be counted for purposes of the last sentence of this Section 5.7).

                      (ii) each of the Parties shall expeditiously give and make any and all notices and reports required to be made by such Party to the appropriate Persons with respect to the Liquor Licenses and each of the Parties shall, prior to the Effective Time, use its reasonable best efforts to cooperate with the other in any manner reasonably requested by the other in connection with obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Entities in order to obtain and maintain in effect at all times following the Effective Time all Liquor Licenses and other permits necessary to maintain continuity of service of alcoholic beverages at each Company Restaurant; without limiting the foregoing, each of the Parties shall, to the extent necessary of such Party, (1) duly and promptly file and process any and all applications necessary to obtain all required regulatory approvals or consents as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, the amendment of any and all documents required to be amended with respect to the existing licensees under the Liquor Licenses, (2) duly and promptly file and process Liquor License applications with respect to each of the restaurants being brought into operation at any time prior to the Effective Time and to duly and promptly file appropriate amendments, if any, as a result of the consummation of the transactions contemplated by this Agreement, and (3) duly and promptly file with all appropriate Governmental Entities, and thereafter duly process renewal applications for all of the licensed Subsidiaries whose licenses will expire during the period from the date of this Agreement and until all of the respective applications shall have been approved; PROVIDED that, without the Company's prior consent (not to be unreasonably withheld or delayed), neither the Buyer nor the Transitory Subsidiary shall, from and after the date hereof, until the Effective Time, (1) add any officer or director of the Buyer or the Transitory Subsidiary (other than (x) any individual who is currently an officer or director of the Company or any of the Subsidiaries or (y) any individual who is an officer or director of an affiliate of Castle Harlan, Inc., which affiliate has at any time during which such individual is or was an officer or director of such affiliate received regulatory approval or consent to obtain, renew or maintain in effect a liquor license) or (2) issue or sell any equity interest in the Buyer or the Transitory Subsidiary to any Person (other than their current stockholders or any individual who is currently an officer or director of the Company or any of the Subsidiaries), if, in the case of either
(1) or (2) above, the Buyer is aware, after due inquiry, that such action would or would be reasonably likely to materially impede, delay, hinder or make more burdensome the obtaining and maintaining of any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary to maintain continuity of service of alcoholic beverages at each Company Restaurant in effect for a reasonable period of time following the Effective Time on terms no less favorable to the Company or the Surviving Corporation than those in effect on the date of this Agreement; and

                      (iii) the Company and its Board of Directors shall (A) take all action within its power to make any "fair price", "moratorium", "control share acquisition", "business combination" or other state takeover statute or similar statute, rule or regulation inapplicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (B) if any state takeover statute or similar statute, rule or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action within its power to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute, rule or regulation on the Merger and such other transactions;

                  (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed); it being understood and agreed that the Company shall promptly notify the Buyer of any litigation (including any stockholder litigation), other than where the Buyer is the adverse party, against the Company and/or its directors relating to any of the transactions contemplated by this Agreement and the Company shall give the Buyer the opportunity to participate in the defense or settlement of any such litigation; PROVIDED that no settlement with respect to any such litigation shall be agreed to without the Buyer's prior consent (which shall not be unreasonably withheld); and

                  (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

Notwithstanding the foregoing to the contrary, except as may be required by the Fifteenth Amendment to Company Senior Credit Agreement (as defined in Section 6.2(g)), no loan agreement or contract for borrowed money shall be repaid, in whole or in part, except by payment of an immaterial sum (in any event not to exceed a basket amount equal to $100,000 in the aggregate with respect to all such loan agreements and contracts for borrowed money, after taking into account any and all amounts payable pursuant to the immediately succeeding parenthetical or pursuant to Section 5.7(a)(i)) or as currently required by its terms, and no material Contract shall be amended, modified, supplemented or replaced to increase the amount payable thereunder (other than by an amount not to exceed a basket amount equal to $100,000 in the aggregate with respect to all such material Contracts, after taking into account any and all amounts payable pursuant to the immediately preceding parenthetical or pursuant to Section 5.7(a)(i)) or otherwise to be more burdensome (other than in an immaterial manner) to the

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Company or any of the Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of the Buyer, which shall not be unreasonably withheld.

                  5.8. PUBLIC DISCLOSURE. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) each of the Company and the Buyer shall consult with, and obtain the consent of, the other Party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other Party; PROVIDED that a Party may, without consulting with or obtaining the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable law, rule or regulation or by any listing agreement with a national securities exchange or automated quotation system to which the Buyer (or an affiliate thereof) or the Company, as the case may be, is a party, if such Party has used reasonable best efforts to consult with the other Party and to obtain such other Party's consent, but has been unable to do so in a timely manner.

                  5.9. EMPLOYEE STOCK PURCHASE PLAN. As of the end of the Offering Period (within the meaning of the Company's Employee Stock Purchase Plan (the "ESPP")) ending March 31, 2002, the ESPP shall be terminated. Prior to the end of such Offering Period, the Company shall take all actions (including preventing any payroll deductions under the ESPP with respect to any period after such Offering Period and, if appropriate, amending the terms of the ESPP) that are necessary to effect such termination.

                  5.10. OTHER EMPLOYEE BENEFITS. (a) For a period of one (1) year following the Effective Time, the Buyer shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements for employees of the Surviving Corporation (to the extent that such plans and arrangements have heretofore been disclosed by the Company to the Buyer) that, taken as a whole, provide a level of benefits that is substantially comparable to the level of the benefits, taken as a whole, provided by the Company Employee Plans immediately prior to the date of this Agreement (other than stock option or stock-based plans or arrangements); PROVIDED that employees covered by collective bargaining agreements need not be provided with any such benefits. The provisions of this Section 5.10(a) shall not create in any current or former employee of the Company or any of the Subsidiaries any rights to employment or continued employment with the Buyer, the Surviving Corporation or the Company or any of their respective subsidiaries or affiliates or any right to specific terms or conditions of employment. Notwithstanding anything in this Agreement to the contrary, subject to any existing employment contracts disclosed in Section
5.10 of the Company Disclosure Letter, from and after the Effective Date, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Surviving Corporation.

                  (b) The Buyer shall ensure that employees of the Company as of the Effective Time receive credit (for all purposes including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Company or the Subsidiaries (to the same extent such service credit was granted under the Company Employee Plans immediately prior to the date of this Agreement) under the comparable employee benefit plans, programs and policies of the Buyer and the Surviving Corporation in which such employees shall become participants as contemplated by Section 5.10(a) (other than benefit accrual under any pension plan).

                  (c) The Buyer shall cause the Surviving Corporation to assume and honor in accordance with their respective terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to employees of the Company; PROVIDED that nothing herein shall obligate the Buyer or the Surviving Corporation to maintain any particular plan or arrangement in accordance with its terms after the Effective Date (other than the existing employment, severance, retention and termination agreements disclosed in Section 5.10 of the Company Disclosure Letter).

                  5.11. DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.
(a) After the Effective Time, subject to Section 5.11(b), the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and the Subsidiaries who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (each, an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement (PROVIDED that any such settlement is effected with the written consent of the Surviving Corporation, such consent not to be unreasonably withheld) arising out of actions or omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of the Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Subsidiaries, occurring at or prior to the Effective Time to the full extent permitted under Delaware law, such right to include advancement of expenses incurred in the defense of any action or suit; PROVIDED that any determination required to be made with respect to whether such Indemnified Party is entitled to indemnity hereunder (including, without limitation, whether, with respect to the indemnification of such Indemnified Party by the Surviving Corporation, an Indemnified Party's conduct complies with the standards set forth under the DGCL), shall be made at the Surviving Corporation's expense by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; PROVIDED, FURTHER, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company or any of its Subsidiaries.

                  (b) For a period of not less than six (6) years after the Effective Date, the Surviving Corporation shall either (i) maintain the Company's existing officers' and directors' liability insurance covering claims arising from facts or events that occurred at or prior to the Effective Time (a true and correct copy of which has been previously delivered to the Buyer) ("D&O INSURANCE"); PROVIDED that in no event shall the Buyer be required to expend in any one (1) year an amount in excess of two hundred percent (200%) of the annual premiums currently paid by the Company for such insurance (in this regard, the Company represents that the premiums currently paid by the Company for such insurance with respect to the thirty-six (36) month period ending on June 3, 2003 to be $253,500); PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; PROVIDED, FURTHER, that the Surviving Corporation may substitute for such Company policies other policies of substantially similar coverage and amounts containing terms no less favorable, taken as a whole, to such former directors or officers; PROVIDED, FURTHER, that if the existing D&O Insurance expires, is terminated or cancelled during such period, the Surviving Corporation will obtain substantially similar D&O Insurance or (ii) cause the Buyer's directors' and officers' liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by, and on terms no less favorable, taken as a whole, than those set forth in, the Company's directors' and officers' liability insurance policy.

                  (c) To the extent permitted by applicable law, the Certificate of Incorporation and the By-laws of the Surviving Corporation for so long as the Surviving Corporation shall continue to exist shall contain the provisions with respect to advancement of expenses, indemnification and exculpation from liability set forth in the Certificate of Incorporation and By-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law or regulation.

                  (d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 5.11.

                  (e) The obligations of the Surviving Corporation under this
Section 5.11 shall not be terminated, modified or assigned in such a manner as to adversely affect any current or former director or officer to whom this
Section 5.11 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section
5.11 applies shall be third-party beneficiaries of this Section 5.11).

                  (f) Any Indemnified Party entitled to and wishing to claim indemnification under Section 5.11(a), upon learning of any such claim, action, suit, proceeding or investigation after the Effective Time, shall promptly notify the Surviving Corporation thereof (PROVIDED that the failure to provide prompt notice shall not relieve the Surviving Corporation of its obligations pursuant to this Section 5.11 except to the extent that it has been prejudiced thereby). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (with counsel engaged by the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party), and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party shall cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; PROVIDED that the Surviving Corporation shall not have any obligation under Section 5.11(a) to any Indemnified Party when and if it is determined in accordance with Section 5.11(a) that the Indemnified Party is not entitled to indemnity hereunder.

                  5.12. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Buyer and the Buyer shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event known to such Party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such Party that is qualified as to materiality to be untrue or inaccurate, or any such representation and warranty that is not so qualified to be untrue or inaccurate in any material respect; (b) any material failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (c) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of such Party, threatened which questions or challenges this Agreement or the consummation of any of the transactions contemplated hereby; PROVIDED that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and that no such notification shall modify the representations or warranties of any Party or the conditions to the obligations of any Party hereunder. Each of the Company, the Buyer and the Transitory Subsidiary shall give prompt notice to the other Parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                  5.13. RIGHTS AGREEMENT. Subject to the Company's right to terminate this Agreement and abandon the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 7.1(f), and other than in connection with the transactions contemplated hereby, the Company shall not (i) redeem the Rights, (ii) amend (other than to delay the "Distribution Date" (as such term is defined in the Rights Agreement) or to render the Rights inapplicable to the Merger) or terminate the Rights Agreement prior to the Effective Time, unless required to do so by a court of competent jurisdiction or (iii) take any action which would allow any "PERSON" (as such term is defined in the Rights Agreement) other than the Buyer or the Transitory Subsidiary (or their affiliates) to be the "BENEFICIAL OWNER" (as such term is defined in the Rights Agreement) of fifteen percent (15%) or more of the Common Stock without causing a "Distribution Date" (as such term is defined in the Rights Agreement) or a "STOCK ACQUISITION DATE" (as such term is defined in the Rights Agreement) to occur.

                  5.14. SUBSEQUENT FILINGS. Until the Effective Time, the Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to the Buyer and the Transitory Subsidiary copies of each such Subsequent Filing filed with the SEC. As of their respective dates, none of such Subsequent Filings (a) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) shall comply, in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer or the Transitory Subsidiary in writing relating to the Buyer or the Transitory Subsidiary, as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subsequent Filings shall be prepared from, and shall be in accordance with, the books and records of the Company and its consolidated Subsidiaries, shall comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and shall fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby.

                  5.15. COMMUNICATION TO EMPLOYEES. The Company and the Buyer will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of the Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement.

                                   ARTICLE VI

                         CONDITIONS TO EFFECT THE MERGER

                  6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) on or prior to the Closing Date of each of the following conditions:

                  (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted and approved by the requisite affirmative vote of the Company's stockholders in accordance with applicable law, the Company's Certificate of Incorporation and the Company's By-laws;

                  (b) GOVERNMENTAL APPROVALS. Other than the filing of the Certificate of Merger as contemplated by Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur, individually or in the aggregate, would result or would reasonably be likely to result in a Company Material Adverse Effect, shall have been filed, been obtained or occurred and shall not have expired or been withdrawn (including any filings under the HSR Act and the expiration or termination of any waiting periods imposed or required by the HSR Act); PROVIDED that the right to assert this condition shall not be available to a Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

                  (c) INJUNCTIONS. There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Merger.

                  6.2. CONDITIONS TO THE BUYER'S AND THE TRANSITORY SUBSIDIARY'S OBLIGATION TO EFFECT THE MERGER. The obligation of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Buyer or the Transitory Subsidiary to the extent permitted by applicable law:

                  (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by references to the qualification "Company Material Adverse Effect" shall be true and correct when made and on the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), as if made on and as of such date and (ii) all other representations and warranties of the Company set forth in this Agreement shall have been true and correct when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) as if made on and as of such date, except for such inaccuracies as have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

                  (b) COVENANTS. The Company shall have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. The Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

                  (c) ILLEGALITY. There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

                  (d) LITIGATION. (i) There shall not be any threatened, instituted or pending action or proceeding by any Governmental Entity before any court of competent jurisdiction or Governmental Entity, domestic or foreign, challenging, threatening or seeking to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Merger or seeking to obtain material damages (all as determined in the Buyer's good faith judgment); and (ii) there shall not be pending or instituted before any court of competent jurisdiction or Governmental Entity, domestic or foreign, any action, suit or proceeding brought by any third party against the Company or any of the Subsidiaries, except for, in the case of this subclause (ii), actions, suits and proceedings that could not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

                  (e) COMPANY MATERIAL ADVERSE EFFECT. There shall not have occurred any event, change, occurrence, effect, fact, violation, development or circumstance that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

                  (f) MINIMUM CONSOLIDATED ADJUSTED EBITDA. The Consolidated Adjusted EBITDA (as defined on ANNEX A attached hereto) for the trailing twelve month period ending on June 30, 2002 (the "LTM PERIOD") shall not be less than $23,000,000, and the Company shall have furnished to the Buyer evidence (in reasonable detail) thereof reasonably satisfactory in form and substance to the Buyer, which evidence shall be subject to review and confirmation by the Buyer's accountants to the reasonable satisfaction of the Buyer.

                  (g) FIFTEENTH AMENDMENT TO COMPANY SENIOR CREDIT AGREEMENT. Amendment No. 15 to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 26, 2002 (the "FIFTEENTH AMENDMENT TO COMPANY SENIOR CREDIT AGREEMENT"), by and among the Company and certain of the Subsidiaries (as borrowers thereunder) and certain financial institutions identified therein shall have become effective and binding on the parties thereto in accordance with its terms, subject only to the satisfaction of conditions to effectiveness thereof that, by their nature, are to be satisfied at the Closing.

                  (h) MATERIAL CONSENTS. The Company shall have filed and/or obtained (and furnished to the Buyer evidence thereof reasonably satisfactory to the Buyer) the following (each of which shall be required to be in form and substance reasonably satisfactory to the Buyer):

                      (i) any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party relating to or constituting Required Consents, and such authorizations, approvals, consents and orders shall have become effective and binding in accordance with their terms and shall not have expired or been withdrawn;

                      (ii) any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party (including, to the extent permitted by applicable law, the Company or any of the Subsidiaries) necessary or required in order to obtain and maintain in effect for a reasonable period of time following the Effective Time all Liquor Licenses and other permits necessary to maintain continuity of service of alcoholic beverages at each Company Restaurant (in each case, on terms no less favorable than the terms in effect on the date of this Agreement), and such authorizations, approvals, consents and orders shall have become effective and binding in accordance with their terms and shall not have expired or been withdrawn; and

                      (iii) other than with respect to (x) the Required Consents and (y) the Liquor Licenses, any and all authorizations, approvals or consents of other third parties (other than with respect to real estate leases or subleases identified on Section 3.9(c) of the Company Disclosure Letter) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, the failure of which to obtain or file would result in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; and such authorizations, approvals and consents (subject to such exception) shall have become effective and binding in accordance with their terms and shall not have expired or been withdrawn.

                  6.3. CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall have been true and correct when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) as if made on and as of such date, except for such inaccuracies as have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either the Buyer or the Transitory Subsidiary and would not materially impair the ability of either the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement. The Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate, signed on behalf of the Buyer and the Transitory Subsidiary by the Chief Executive Officer of the Buyer and the Transitory Subsidiary, to such effect.

                  (b) COVENANTS. The Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. The Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate, signed on behalf of the Buyer and the Transitory Subsidiary by the Chief Executive Officer of the Buyer and the Transitory Subsidiary, to such effect.

                  (c) ILLEGALITY. There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE VII

                                   TERMINATION

                  7.1. TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by written notice by the terminating Party to the other Parties, whether before or after Company stockholder approval thereof, as follows:

                  (a) by mutual written consent of the Buyer and the Company;

                  (b) by either the Buyer or the Company, if the Merger shall not have been consummated on or prior to 180 days after the signing of this Agreement (or such later date as may be agreed to in writing by the Buyer and the Company) (as the same may be extended from time to time as contemplated below, the "TERMINATION DATE"), unless the Merger shall not have been consummated because of a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the Party seeking to terminate this Agreement (it being understood and agreed that the Buyer shall have the unilateral right (but not the obligation), in its sole discretion, by notice to the Company to be delivered on or prior to the Termination Date then in effect, to extend the Termination Date from time to time (but in any event not beyond the date that is 270 days after the signing of this Agreement) if (A) all of the conditions set forth in Sections 6.1 and 6.2 shall have then been satisfied (or are capable of being satisfied, subject only to the filing of the Certificate of Merger in the case of the conditions set forth in Sections 6.1(b) and 6.2(g)) or waived (to the extent permitted by applicable law) other than the condition set forth in Section 6.2(h)(ii) and (B) the Buyer is then still attempting in good faith to obtain the authorizations, approvals, consents, orders and certificates contemplated by such Section 6.2(h)(ii));

                  (c) by either the Buyer or the Company, if a Governmental Entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement (PROVIDED that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree ruling or action);

                  (d) by either the Buyer or the Company, if at the Special Meeting (including any adjournment or postponement thereof permitted by this Agreement), the requisite vote of the stockholders of the Company approving this Agreement and the Merger shall not have been obtained;

                  (e) by the Buyer, if (w) the Company shall have (A) withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby or (B) approved or recommended, or proposed to approve or recommend, or entered into any agreement, arrangement or understanding with respect to, any Acquisition Proposal; (x) the Company's Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (w); (y) if after an Acquisition Proposal has been made, the Board of Directors of the Company or the Special Committee fail to affirm their recommendation and approval of the Merger and this Agreement within three (3) Business Days of any request by the Buyer to do so; or (z) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Board of Directors of the Company or the Special Committee do not recommend against acceptance of such offer by the Company's stockholders (including by taking no position or a neutral position with respect thereto);

                  (f) by the Company, if a Superior Proposal is received and the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law; PROVIDED that the Company may not terminate this Agreement pursuant to this Section 7.1(f) unless the Company has complied with its obligations under Section 5.3 and until (x) five (5) Business Days have elapsed following delivery to the Buyer of a written notice of such determination by the Board of Directors of the Company and during such five (5) Business Day period the Company has fully cooperated with the Buyer (including, without limitation, informing the Buyer of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) with the intent of enabling the Parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (y) at the end of such five (5) Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, and the Board of Directors of the Company continues to reasonably determine in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law and (z) (A) prior to such termination, the Buyer has received all fees and expense reimbursements set forth in Section 7.3 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

                  (g) by the Buyer, if there shall have been a breach by the Company of any provision of Section 5.3;

                  (h) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied, and (ii) cannot or has not been cured prior to the earlier of (x) the fifteenth (15th) calendar day following receipt by the Company of written notice of such breach from the Buyer and (y) the Termination Date; or

                  (i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied, and (ii) cannot or has not been cured prior to the earlier of (x) the fifteenth (15th) calendar day following receipt by the Buyer of written notice of such breach from the Company and (y) the Termination Date.

The right of any Party to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                  7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or affiliates; PROVIDED that (i) any such termination shall not relieve any Party from liability for any willful breach of this Agreement and (ii) the provisions of Section 3.22, the provisos set forth in Sections 5.3(a)(x)(A) and 5.3(a)(y)(A), the provisions of Sections 5.2, 5.8, this Section 7.2, Section 7.3, Article VIII and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

                  7.3. FEES AND EXPENSES. (a) Except as set forth in this
Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

                  (b) (i) If this Agreement is terminated:

                           (1) at a time when the Buyer is entitled to terminate this Agreement in accordance with either Section 7.1(b) or Section 7.1(d) and an Acquisition Proposal (or an intention to make an Acquisition Proposal) has been made, proposed, communicated or disclosed, after the date of this Agreement, in a manner which is or otherwise becomes public (including being known to unaffiliated stockholders of the Company);

                           (2) at a time when the Buyer is entitled to terminate this Agreement in accordance with Section 7.1(b) or Section 7.1(d) and, within twelve (12) months of such termination, the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to or consummates any Acquisition Proposal; or

                           (3) pursuant to Section 7.1(e), Section 7.1(f) or
         Section 7.1(g);

         then the Buyer shall be entitled to receive (in accordance with Section 7.3(c)) from the Company (x) reimbursement for the out-of-pocket expenses of the Buyer and the Transitory Subsidiary (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) related to this Agreement and the transactions contemplated hereby and any related financing (such reimbursement amount for all purposes of this Section 7.3(b) not to exceed $1,320,000, the "EXPENSE REIMBURSEMENT") and (y) an amount (the "TERMINATION FEE"), in no event less than $0, equal to (A) $1,320,000 MINUS (B) the Expense Reimbursement.

                      (ii) If this Agreement is terminated at a time when the Buyer is entitled to terminate this Agreement in accordance with Section 7.1(b) whether or not any Acquisition Proposal (or an intention to make an Acquisition Proposal) shall have then been made, proposed, communicated or disclosed in a manner which is or otherwise has become public (including being known to unaffiliated stockholders of the Company) or pursuant to Section 7.1(h), then the Buyer shall be entitled to receive (in accordance with Section 7.3(c)) from the Company the Expense Reimbursement.

                  (c) Any amounts owing by the Company to the Buyer pursuant to
Section 7.3(b) shall be paid as follows:

                      (i) if the Company shall have terminated this Agreement (but only to the extent it is entitled to do so) pursuant to the circumstances contemplated by Section 7.3(b)(i)(1), Section 7.3(b)(i)(3) or Section 7.3(b)(ii), then such amounts shall be paid by the Company to the Buyer by wire transfer of same day funds on the date of such termination and as a condition precedent for such termination;

                      (ii) if the Buyer shall have terminated this Agreement (but only to the extent it is entitled to do so) pursuant to the circumstances contemplated by Section 7.3(b)(i)(1), Section 7.3(b)(i)(3) or Section 7.3(b)(ii), then such amounts shall be paid by the Company to the Buyer by wire transfer of same day funds no later than the first Business Day next succeeding the date of such termination; and

                      (iii) if the Buyer or the Company shall have terminated this Agreement (but only to the extent such Party is entitled to do so) pursuant to the circumstances contemplated by Section 7.3(b)(i)(2), then such amounts shall be paid by the Company to the Buyer by wire transfer of same day funds on the date on which the Company shall have entered into an agreement, arrangement or understanding (including a letter of intent) with respect to any Acquisition Proposal or, if earlier, the date of consummation of any Acquisition Proposal.

                  (d) The Company acknowledges that the Termination Fee and Expense Reimbursement provided for in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Termination Fee and Expense Reimbursement provided for above, neither the Buyer nor the Transitory Subsidiary would enter into this Agreement. Furthermore, nothing in this Section 7.3 shall be deemed to limit any liability of any Party for any breach in any material respect of any representations, warranties or covenants contained in this Agreement that occurs prior to termination of this Agreement.

                  7.4. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; PROVIDED that after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

                  7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the approval of the Merger by the stockholders of the Company, no extension or waiver shall be made that by law requires further approval by such stockholders without such further approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                                 ARTICLE VIII

                                                 DEFINITIONS

                  8.1. DEFINITIONS. For purposes of this Agreement, each of the defined terms is defined in the Section of this Agreement indicated below:

                                            Index of Defined Terms

Acquiring Person.............................................................................................. 3.25
Acquisition Agreement......................................................................................  5.3(b)
Acquisition Proposal.........................................................................................5.3(b)
Affiliates.................................................................................................... 3.25
Agreement............................................................................................  Introduction
Appraisal Shares.............................................................................................2.3(c)
Associates.................................................................................................... 3.25
Beneficial Owner.............................................................................................  5.13
Business Day................................................................................................... 1.4
Buyer................................................................................................  Introduction
Cash Merger Consideration................................................................................... 2.1(c)
Cash Merger Shares.......................................................................................... 2.1(c)
Certificate of Merger.......................................................................................... 1.2
Certificates............................................................................................. 2.2(b)(i)
Closing.........................................................................................................1.4
Closing Date................................................................................................... 1.4
COBRA.......................................................................................................3.14(a)
Code.....................................................................................................2.2(b)(iv)
Common Stock................................................................................................... 2.1
Company............................................................................................... Introduction
Company Disclosure Letter.............................................................................. Article III
Company Employee Plans......................................................................................3.14(a)
Company Intellectual Property...............................................................................3.10(a)
Company Material Adverse Effect..............................................................................3.1(a)
Company Material Contracts.....................................................................................3.11
Company Permits............................................................................................ 3.16(a)
Company Real Property....................................................................................... 3.9(c)
Company Restaurant........................................................................................  3.16(b)
Company SEC Documents.......................................................................................... 3.5
Company Senior Credit Agreement............................................................................. 3.2(e)
Company's Knowledge......................................................................................... 3.2(a)
Confidentiality Agreement...................................................................................... 5.2
Consolidated Adjusted EBITDA..............................................................................  Annex A
Contract...................................................................................................... 3.11
D&O Insurance.............................................................................................. 5.11(b)
DGCL......................................................................................... Preliminary Statement
Distribution Date............................................................................................. 3.25
Effective Time..................................................................................................1.2


                                                        -57-

employment loss............................................................................................... 3.17
Environmental Law...........................................................................................3.13(b)
Environmental Permits...................................................................................... 3.13(a)
Equity Commitment Letter......................................................................................  4.6
ERISA.......................................................................................................3.14(a)
ESPP........................................................................................................... 5.9
Exchange Act............................................................................................... 3.4(ii)
Executive Agreements....................................................................................... 3.14(b)
executive officer.......................................................................................... 3.14(b)
Expense Reimbursement................................................................................  7.3(b)(i)(3)
Fifteenth Amendment to Company Senior Credit Agreement.....................................................  6.2(g)
GAAP..........................................................................................................  3.5
Governmental Approval...................................................................................... 3.4(ii)
Governmental Entity........................................................................................ 3.4(ii)
Greenhill.................................................................................... Preliminary Statement
HSR Act.................................................................................................... 3.4(ii)
Identified Contracts..................................................................................... 5.7(a)(i)
Indemnified Party.......................................................................................... 5.11(a)
Insurance Policies............................................................................................ 3.18
Intellectual Property...................................................................................... 3.10(a)
Leased Real Property........................................................................................ 3.9(c)
Liens......................................................................................................3.4(iii)
Liquor Licenses............................................................................................ 3.16(b)
LTM Period.................................................................................................. 6.2(f)
mass layoff................................................................................................... 3.17
Merger....................................................................................... Preliminary Statement
Merger Agreement..........................................................................................  Annex A
Option Consideration........................................................................................... 2.4
Options........................................................................................................ 2.4
Owned Real Property......................................................................................... 3.9(b)
Parties................................................................................................Introduction
Party................................................................................................. Introduction
Paying Agent................................................................................................ 2.2(a)
Payment Fund................................................................................................ 2.2(a)
Permitted Investments....................................................................................... 2.2(a)
Permitted Liens............................................................................................. 3.9(a)
Person.......................................................................................................  5.13
plant closing................................................................................................. 3.17
Proxy Statement............................................................................................. 5.6(a)
Registered Company Intellectual Property................................................................... 3.10(b)
Replacement Contracts.................................................................................... 5.7(a)(i)
Required Consents........................................................................................ 5.7(a)(i)
Rights Agreement............................................................................................ 3.2(a)
SARs........................................................................................................ 3.2(a)
SEC........................................................................................................ 3.4(ii)
Securities Act.............................................................................................. 3.2(c)


                                                        -58-

Share...........................................................................................................2.1
Shares......................................................................................................... 2.1
Special Committee.............................................................................Preliminary Statement
Special Meeting................................................................................................ 5.5
Stock Acquisition Date.......................................................................................  5.13
Stock Incentive Plans.......................................................................................... 2.4
Stock Plans.................................................................................................... 2.4
Subsequent Filings............................................................................................. 3.5
Subsidiary...................................................................................................3.1(b)
Superior Proposal........................................................................................... 5.3(b)
Surviving Corporation.......................................................................................... 1.1
Tax Returns................................................................................................. 3.8(d)
Taxes....................................................................................................... 3.8(d)
Termination Date...........................................................................................  7.1(b)
Termination Fee......................................................................................  7.3(b)(i)(3)
Transitory Subsidiary................................................................................. Introduction
Transitory Subsidiary Common Stock............................................................................. 2.1
Voting Debt................................................................................................. 3.2(a)
WARN Act.....................................................................................................  3.17

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, on the one hand, and each of the Buyer and the Transitory Subsidiary, on the other hand, contained in this Agreement or in any document, certificate or instrument delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, the Buyer or the Transitory Subsidiary shall be under any liability whatsoever with respect to any such representation and warranty. This Section 9.1 shall have no effect upon any other obligations of the Parties, whether to be performed before or after the Effective Time.

                  9.2. NOTICES. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                  (a) if to the Buyer or the Transitory Subsidiary, to:

                                    Morton's Holdings, Inc.
                                    Morton's Acquisition Company
                                    150 East 58th Street
                                    New York, New York  10155
                                    Attention:  Justin B. Wender
                                    Telephone:  (212) 317-6442
                                    Facsimile:  (212) 207-8042

                                    with a copy to:

                                    White & Case LLP
                                    1155 Avenue of the Americas
                                    New York, New York  10036
                                    Attention:  Timothy B. Goodell, Esq.
                                                Gregory Pryor, Esq.
                                    Telephone: (212) 819-8200
                                    Facsimile: (212) 354-8113; and

                  (b) if to the Company, to:

                                    Morton's Restaurant Group, Inc.
                                    3333 New Hyde Park Road
                                    New Hyde Park, New York  11042
                                    Attention:    Allen J. Bernstein
                                    Telephone:    (516) 627-1515
                                    Facsimile:    (516) 627-1898

                                    with a copy to:

                                    Richards, Layton & Finger, P.A.
                                    One Rodney Square, P.O. Box 551
                                    Wilmington, Delaware  19899
                                    Attention:    C. Stephen Bigler, Esq.
                                    Telephone:    (302) 651-7700
                                    Facsimile:    (302) 651-7701

                                    and a copy to:

                                    Schulte Roth & Zabel LLP
                                    919 Third Avenue
                                    New York, New York  10022
                                    Attention:    Marc Weingarten, Esq.
                                    Telephone:    (212) 756-2000
                                    Facsimile:    (212) 593-5955.

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

                  9.3. ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Letter and the other documents and instruments referred to herein that are to be delivered at the Closing, together with that certain letter agreement dated the date hereof among the Parties regarding reimbursement of certain amendment costs) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof; PROVIDED that the Confidentiality Agreement shall remain in effect in accordance with its terms.

                  9.4. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto, except as specifically stated in Section 5.11(e).

                  9.5. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may substitute any direct or indirect wholly-owned subsidiary of the Buyer for the Transitory Subsidiary without consent of the Company and, at any time prior to the first filing or notice made by the Buyer in connection with obtaining any regulatory consent or approval with respect to Liquor Licenses required in connection with the Merger, the Buyer may assign its rights and obligations under this Agreement to a newly formed affiliate of the Buyer; PROVIDED that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

                  9.6. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, (x) the term "AFFILIATE(S)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act and (y) the term "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or other department or agency thereof.

                  9.7. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties.

                  9.8. SEVERABILITY. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                  9.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

                  9.10. SUBMISSION TO JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.2 as to giving notice hereunder shall be deemed effective service of process on such Party.

                  9.11. REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The Company agrees that irreparable damage would occur to the Buyer and the Transitory Subsidiary in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Buyer and the Transitory Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the Parties agree to submit jurisdiction of the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity including those set forth in Section 7.3. The Company further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief.

                  9.12. WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                [Remainder of this page intentionally left blank]

                  IN WITNESS WHEREOF, the Company, the Buyer and the Transitory Subsidiary have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       MORTON'S RESTAURANT GROUP, INC.


                                       By: /s/ Allen J. Bernstein
                                          --------------------------------------
                                          Name:   Allen J. Bernstein
                                          Title:  Chairman of the Board of
                                                  Directors, President and Chief
                                                  Executive Officer


                                       MORTON'S HOLDINGS, INC.


                                       By: /s/ Justin B. Wender
                                          --------------------------------------
                                          Name:   Justin B. Wender
                                          Title:  President and Chief Executive
                                                  Officer


                                       MORTON'S ACQUISITION COMPANY


                                       By: /s/ Justin B. Wender
                                          --------------------------------------
                                          Name:   Justin B. Wender
                                          Title:  President and Chief Executive
                                                  Officer

                                                                         ANNEX A


                                  DEFINITION OF
                         "CONSOLIDATED ADJUSTED EBITDA"

         For purposes of Section 6.2(f) of the Agreement and Plan of Merger (the "MERGER AGREEMENT") to which this ANNEX A is attached, (a) "CONSOLIDATED ADJUSTED EBITDA" shall mean Consolidated EBITDA (as defined in the Company Senior Credit Agreement) plus (or minus) the following items (but only to the extent that the respective items reduce (increase) Consolidated EBITDA), without duplication:

                  (i) any losses (or income) of the Company associated with personal property insurance (not including amounts related to business interruption insurance, except to the extent that such amounts exceed $990,000 of income in the aggregate for the period from December 31, 2001 through June 30, 2002) claims for the Company's 90 West Street, New York, NY restaurant;

                  (ii) expenses actually incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby, including (x) expenses actually incurred by the Company in connection with the preparation, execution and delivery of the Fifteenth Amendment to Company Senior Credit Agreement and related documents and instruments, and (y) expenses actually incurred by the Company from December 31, 2001 through the date of the Merger Agreement related to the Company's exploration of strategic alternatives; PROVIDED that expenses actually incurred by the Company from December 31, 2001 through June 30, 2002 in connection with any defense of a potential proxy contest (including stockholders' lawsuits in connection with this transaction which are actively being defended by the Company but in no event including settlement thereof or judgment with respect thereto) with respect to the Company shall, for purposes of calculating "Consolidated Adjusted EBITDA" pursuant to this ANNEX A, in no event exceed $1,000,000 in the aggregate;

                  (iii) any reversal of accruals or reserves taken subsequent to December 30, 2001 that were determined to be established prior to December 31, 2001, as determined in accordance with GAAP and consistent with past practices; and

                  (iv) legal and/or settlement expenses actually incurred by the Company from December 31, 2001 through June 30, 2002 related to existing employee litigation matters, in any event not to exceed $250,000 in the aggregate.

         (b) The Parties hereby agree that, for the purposes of calculating Consolidated Adjusted EBITDA as provided above, without duplication:

                  (i) all adjustments to Consolidated Net Income (as defined in the Company Senior Credit Agreement) to arrive at Consolidated Adjusted EBITDA shall be prepared in accordance with GAAP and consistent with past practices;

                  (ii) only extraordinary income and expenses classified as such by GAAP will be eliminated to arrive at Consolidated Net Income (as defined in the Company Senior Credit Agreement);

                  (iii) Interest Charges (as defined in the Company Senior Credit Agreement) will be net of any interest income; and

                  (iv) notwithstanding anything to the contrary set forth on this ANNEX A, Consolidated Adjusted EBITDA for the fiscal months specified below shall be determined exclusively in accordance with the following table (with no adjustments thereto):


                                                                                   CONSOLIDATED
                                     PERIOD                                       ADJUSTED EBITDA
         ---------------------------------------------------------------          ---------------

         Fiscal month ended closest to July 31, 2001                                  $   566,000
         Fiscal month ended closest to August 31, 2001                                $   485,000
         Fiscal month ended closest to September 30, 2001                             $   630,000
         Fiscal month ended closest to October 31, 2001                               $ 2,490,000
         Fiscal month ended closest to November 30, 2001                              $ 1,585,000
         Fiscal month ended closest to December 31, 2001                              $ 4,066,000